Exhibit 10.3

Execution Version

BACKSTOP COMMITMENT AGREEMENT

AMONG

CUTERA, INC.,

AND

THE COMMITMENT PARTIES NAMED HEREIN AND

THE DIRECT ALLOCATION PARTIES NAMED HEREIN

Dated as of March 4, 2025

i

ii

Schedules
Schedule 1	Commitment Parties; Backstop Premium
Schedule 2	Direct Allocation Parties; Direct Allocation Premium

Company Disclosure Schedules

iii

THIS BACKSTOP COMMITMENT AGREEMENT (as amended, supplemented, amended and restated, or otherwise modified from time to time, together with any schedules, exhibits, and annexes hereto, this “Agreement”) is entered into as of March 4, 2025 (the “Execution Date”), by and among (a) Cutera, Inc., a Delaware corporation (including as a debtor-in-possession in the Chapter 11 Case (as defined below) and as a reorganized debtor, and including reorganized Cutera, as applicable, the “Company”), (b) each of the “Backstop Parties” named on the signature pages hereto (each, a “Backstop Party” and, collectively, the “Backstop Parties”), and (c) each of the “Direct Allocation Parties” named on the signature pages hereto (each, a “Direct Allocation Party” and, collectively, the “Direct Allocation Parties”). The Backstop Parties and the Direct Allocation Parties are sometimes referred to herein, collectively, as the “Commitment Parties” and each, a “Commitment Party” and, as the context requires, refer to the designees named on Schedule 1 and Schedule 2 hereto, respectively. Certain capitalized terms used in this Agreement are defined or referenced in Section 14 hereof.

RECITALS

WHEREAS, the Company, Crystal Sub, LLC, and the Commitment Parties (and/or certain of their Affiliates) have entered into a Restructuring Support Agreement, dated as of March 4, 2025 (as amended, supplemented, amended and restated, or otherwise modified from time to time, together with any schedules, exhibits, and annexes thereto, the “RSA”), which provides for restructuring and recapitalization transactions with respect to the Company’s capital structure as set forth in the RSA;

WHEREAS, on or before March 5, 2025 (the date of actual filing, the “Petition Date”), following the execution and delivery of the RSA by the parties thereto, the Company (the “Debtor”) shall commence a voluntary reorganization case (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, pursuant to (and subject to the terms and conditions set forth in) the RSA and the Plan, the Company will conduct an equity rights offering, on the terms set forth in the Plan, the Rights Offering Procedures, and this Agreement (the “Rights Offering”), by distributing subscription rights (“Subscription Rights”) to each Rights Offering Participant to purchase shares of Reorganized Common Equity (the “Rights Offering Securities”) on the Plan Effective Date, which shall be offered as described in the Rights Offering Procedures to all Rights Offering Participants, at a price for each Rights Offering Security equal to the Purchase Price and an aggregate Purchase Price for all Rights Offering Securities of $16,500,000 (the “Rights Offering Amount”);

WHEREAS, pursuant to (and subject to the terms and conditions set forth in) this Agreement, the RSA, and the Plan, each of the Direct Allocation Parties desires to accept from the Company and the Company desires to issue to each of the Direct Allocation Parties on the Plan Effective Date, shares of Reorganized Common Equity (such shares of Reorganized Common Equity, the “Direct Allocation Shares”) at a price for each Direct Allocation Share of $7.55 (the “Direct Allocation Purchase Price”) and an aggregate Direct Allocation Purchase Price for all Direct Allocation Shares of $13,500,000 (the “Direct Allocation Amount”);

WHEREAS, pursuant to (and subject to the terms and conditions set forth in) this Agreement, the RSA and the Plan, on the Plan Effective Date, each Direct Allocation Party shall purchase or cause to be purchased, at the Direct Allocation Purchase Price, a number of Direct Allocation Shares equal to its Direct Allocation Commitment Percentage of the total number of Direct Allocation Shares issued by the Company on the Plan Effective Date (the “Aggregate Direct Allocation Shares”);

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions, and limitations set forth herein, and in reliance on the representations and warranties set forth herein, each of the Backstop Parties, severally and not jointly, has agreed to (a) provide the Company with the right to require such Backstop Party to subscribe for and purchase, and upon exercise of such right by the Company, such Backstop Party shall be obligated to subscribe for and purchase (or cause to be subscribed for and purchased) all of the Rights Offering Securities with respect to the Subscription Rights that have been distributed and issued to such Backstop Party or its Affiliates in the Rights Offering, in accordance with the Rights Offering Procedures and the terms of this Agreement and (b) provide the Company with the right to require such Backstop Party to purchase, and upon exercise of such right by the Company, such Backstop Party will be obligated to purchase (or cause to be purchased) from the Company, on the Plan Effective Date, such Backstop Party’s Backstop Commitment Percentage of the Rights Offering Securities that have not been validly subscribed for in the Rights Offering by the Subscription Form and Funding Deadline (collectively, including, without duplication, the Unallocated Securities, but excluding any Rights Offering Securities that are subject to the Rights Offering Commitments, the “Unsubscribed Securities”); and

WHEREAS, pursuant to the Plan, each Cash-Out Offering Participant will have the option to elect to receive a convenience cash payment (the “Cash-Out Offering”) in lieu of both the Reorganized Common Equity and Subscription Rights to have been received on account of such Senior Notes Claims, by distributing rights (“Cash-Out Rights”) to each Cash-Out Offering Participant to receive cash on the Plan Effective Date in exchange for the Reorganized Common Equity such Cash-Out Offering Participant would have otherwise received pursuant to its treatment under Section 3.3(c)(iii)(1)(A) of the Plan (the “Cash-Out Securities”), which shall be offered as described in the Common Equity Convenience Buyout Procedures to all Cash-Out Offering Participants at a price for each Cash-Out Security of $5.00 (the “Cash-Out Price”) at an aggregate Cash-Out Price of no greater than $7,040,000 (the “Common Equity Convenience Buyout Cap” and, together with the Rights Offering Amount, the “Total Offering Amount”); provided, however, for the avoidance of doubt, that any Cash-Out Offering Participant that exercises its Subscription Rights may not exercise its Cash-Out Rights;

WHEREAS, in order to facilitate the Cash-Out Offering, pursuant to this Agreement, and subject to the terms, conditions, and limitations set forth herein, and in reliance on the representations and warranties set forth herein, (i) each of the Backstop Parties, severally and not jointly, has agreed (a) to fund such Backstop Party’s Backstop Commitment Percentage of the aggregate Cash-Out Price to be paid for all Cash-Out Securities that are elected to be cashed-out by the Cash-Out Offering Participants pursuant to the Cash-Out Offering by the Cash-Out Deadline in accordance with the terms of this Agreement (collectively, the “Sold Cash-Out Securities”) and (b) to not exercise its Cash-Out Rights and (ii) the Company has agreed to issue Reorganized Common Equity equal to the amount of Reorganized Common Equity that would have otherwise been issued on account of the Sold Cash-Out Securities (the “Cash-Out Issued Equity”) to the applicable Backstop Parties in accordance with this Agreement and the Plan.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration the Company and the Commitment Parties hereby agree as follows:

1. Rights Offering; Rights Offering Commitment and Backstop Commitments.

1.1. The Rights Offering and Rights Offering Commitment.

(a) The Company shall conduct and consummate the Rights Offering on the terms, subject to the conditions, and in accordance with the Rights Offering Procedures and otherwise on the applicable terms and conditions set forth in this Agreement, the Plan, and the RSA.

(b) On the terms, and subject to the conditions (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order) and limitations set forth in this Agreement, the RSA, and the Rights Offering Procedures, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Parties hereby agrees, severally and not jointly, to subscribe for and purchase, or cause to be subscribed for and purchased, from the Company on the Plan Effective Date at the aggregate Purchase Price therefor, all of the Rights Offering Securities with respect to the Subscription Rights that have been distributed and issued to such Backstop Party (or its applicable Affiliates) in the Rights Offering, to the extent that such Backstop Party continues to hold Senior Notes and Subscription Rights immediately prior to the applicable subscription deadlines set forth in the Rights Offering Procedures, in accordance with the Rights Offering Procedures (such agreements of the Backstop Parties, the “Rights Offering Commitments”). The Rights Offering Commitments of the Backstop Parties set forth in this Section 1.1(b) are several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the Rights Offering Commitment of any other Backstop Party.

(c) The Backstop Parties (or their applicable Affiliates) shall be required to make payment, or cause payment to be made, in respect of the Rights Offering Securities purchased pursuant to the Rights Offering on or before the Deposit Deadline.

1.2. Direct Allocation.

(a) Pursuant to (and subject to the terms and conditions set forth in) this Agreement, the RSA and the Plan, and in reliance of the representations and warranties set forth in this Agreement, each of the Direct Allocation Parties hereby subscribes for and agrees to purchase and accept, or cause to be subscribed for, purchased and accepted, and the Company hereby agrees to issue and deliver to each of the Direct Allocation Parties, a number of Direct Allocation Shares equal to such Direct Allocation Party’s Direct Allocation Commitment Percentage of the Aggregate Direct Allocation Shares in exchange for the Aggregate Direct Allocation Purchase Price set forth opposite such Direct Allocation Party’s name on Schedule 2 attached hereto (such agreement of the Direct Allocation Parties, the “Direct Allocation Commitments”). The Direct Allocation Commitments of the Direct Allocation Parties set forth in this Section 1.2(a) are several, not joint, obligations of the Direct Allocation Parties, such that no Direct Allocation Party shall be liable or otherwise responsible for the Direct Allocation Commitment of any other Direct Allocation Party.

(b) The Direct Allocation Parties (or their applicable Affiliates) shall be required to make payment or cause payment to be made in respect of the Direct Allocation Shares purchased or caused to be purchased pursuant to this Agreement on or before the Deposit Deadline.

1.3. Cash-Out Offering. The Company shall conduct and consummate the Cash-Out Offering on the terms, subject to the conditions, and in accordance with the Common Equity Convenience Buyout Procedures and otherwise on the applicable terms and conditions set forth in this Agreement, the Plan, and the RSA.

1.4. Backstop Commitments.

(a) Rights Offering Backstop Commitments. On the terms, and subject to the conditions (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order each becoming a Final Order) and limitations set forth in this Agreement, the RSA, and the Rights Offering Procedures, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Parties hereby agrees, severally and not jointly, to purchase, or cause to be purchased, from the Company, on the Plan Effective Date, at the aggregate Purchase Price therefor, its Backstop Commitment Percentage of all Unsubscribed Securities (such agreements of the Backstop Parties, the “RO Backstop Commitments”). The RO Backstop Commitments of the Backstop Parties are several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the RO Backstop Commitment of any other Backstop Party. The Unsubscribed Securities that each of the Backstop Parties is required to purchase, or cause to be purchased, pursuant to this Section 1.4(a) are referred to herein as such Backstop Party’s “Backstop Commitment Securities”. The right to require each Backstop Party, severally and not jointly, to (i) subscribe for and purchase, or cause to be subscribed for and purchased, Rights Offering Securities as set forth in Section 1.1(b) and (ii) purchase, or cause to be purchased, Unsubscribed Securities as set forth in this Section 1.4(a), are collectively referred to as the “RO Put Option”. The RO Put Option shall automatically and irrevocably be deemed to have been exercised by the Company upon the occurrence of the Plan Effective Date, without the need for delivery of a written notice or the taking of any further action by the Company or any other Person.

(b) Cash-Out Backstop Commitments. On the terms, and subject to the conditions (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order each becoming a Final Order) and limitations set forth in this Agreement, the RSA, and the Common Equity Convenience Buyout Procedures, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Parties hereby agrees, severally and not jointly, to purchase, or cause to be purchased from the Company, on the Plan Effective Date, its Backstop Commitment Percentage of the Cash-Out Issued Equity by funding, or causing to be funded, to the Company, its Backstop Commitment Percentage of the aggregate Cash-Out Price (such agreements of the Backstop Parties, the “Cash-Out Backstop Commitments” and, together with the RO Backstop Commitments, the “Backstop Commitments”). The Cash-Out Backstop Commitments of the Backstop Parties are several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the Cash-Out Backstop Commitment of any other Backstop Party. The funding that each of the Backstop Parties is required to provide to fund the Cash-Out Offering pursuant to this Section 1.4(b) is referred to herein as such Backstop Party’s “Cash-Out Funding”. The rights to require each Backstop Party, severally and not jointly, to provide, or cause to be provided, the Cash-Out Funding to the Company pursuant to this Section 1.4(b) in exchange for each Backstop Party’s right to receive from the Company the Cash-Out Issued Equity are collectively referred to as the “Cash-Out Put Option” and, together with the RO Put Option, the “Put Option”. The Cash-Out Put Option shall automatically and irrevocably be deemed to have been exercised by the Company upon the occurrence of the Plan Effective Date without the need for delivery of a written notice or the taking of any further action by the Company or any other Person.

1.5. Funding; Defaulting Commitment Party Provisions

(a) The Company hereby agrees to deliver to each Commitment Party, by e-mail, a certification by an executive officer of the Company (the “Backstop Certificate”) of (i)(A) if there are Unsubscribed Securities or Sold Cash-Out Securities, the amount thereof and a true and accurate calculation of the aggregate Purchase Price and Cash-Out Price in its capacity as a Backstop Party, if any, respectively, therefor or (B) if there are no Unsubscribed Securities or Sold Cash-Out Securities, the fact that there are no Unsubscribed Securities or Sold Cash-Out Securities, respectively, (ii) the Aggregate Rights Offering Purchase Price (defined below) in its capacity as a Backstop Party, if any, (iii) the Aggregate Direct Allocation Purchase Price (defined below) in its capacity as a Direct Allocation Party, if any, (iv) the anticipated Plan Effective Date, and (v) the date that is five (5) Business Days prior to the anticipated Plan Effective Date (the “Deposit Deadline”). The Backstop Certificate shall be delivered by the Company to each of the Commitment Parties at least five (5) Business Days prior to the Deposit Deadline. Notwithstanding the foregoing, if at any time after delivering the Backstop Certificate but prior to the Deposit Deadline, the Company reasonably believes the anticipated Plan Effective Date will be later than the date set forth in the Backstop Certificate or in any subsequent notice, the Company shall deliver, by e-mail, a notice to each Commitment Party of such new anticipated Plan Effective Date, and the Deposit Deadline shall automatically be deemed to be the date that is five (5) Business Days prior to such new date.

(b) On or prior to the Deposit Deadline, each Commitment Party, as applicable, shall, severally and not jointly, deposit (or cause to be deposited) with the Subscription Agent, by wire transfer of immediately available funds, (i) in its capacity as a Backstop Party, an amount equal to the aggregate Purchase Price for such Backstop Party’s Backstop Commitment Securities (such Backstop Party’s “Aggregate Backstop Purchase Price”), (ii) in its capacity as a Direct Allocation Party, an amount equal to the aggregate Direct Allocation Purchase Price for such Direct Allocation Party’s Direct Allocation Commitment (such Direct Allocation Party’s “Aggregate Direct Allocation Purchase Price”), (iii) in its capacity as a Backstop Party, an amount equal to the aggregate Purchase Price in respect of the Rights Offering Securities that it has subscribed for or caused to be subscribed for in the Rights Offering (such Backstop Party’s “Aggregate Rights Offering Purchase Price”), and (iv) in its capacity as a Backstop Party, an amount equal to such Backstop Party’s Cash-Out Funding. If the Closing has not occurred on or prior to the date that is three (3) Business Days after the anticipated Plan Effective Date as set forth in the Backstop Certificate (or in any subsequent notice delivered pursuant to Section 1.5(a) hereof), any funds deposited or caused to be deposited with the Subscription Agent by a Commitment Party shall be returned by the Subscription Agent to an account designated by such Commitment Party upon written request of such Commitment Party; provided, that the date of such return may be extended in the sole discretion of the Requisite Commitment Parties.

(c) In the event that a Commitment Party defaults (a “Funding Default”) on its obligation to deposit or cause to be deposited any portion of its Aggregate Purchase Price with the Subscription Agent by the Deposit Deadline pursuant to Section 1.5(b) hereof (each such Commitment Party, a “Defaulting Commitment Party”), the Company shall promptly provide written notice (the “Funding Default Notice”) to each Non-Defaulting Commitment Party specifying the amount of Rights Offering Securities, Direct Allocation Shares, Backstop Commitment Securities, and/or Cash-Out Funding subject to such Funding Default (collectively, the “Default Securities”) and each applicable Non-Defaulting Commitment Party shall have the right, but not the obligation, to irrevocably notify the Company in writing of its election (within two (2) Business Days of receipt of the Funding Default Notice) to make arrangements to commit to purchase or cause to be purchased from the Company (or, with respect to any Cash-Out Funding subject to such Funding Default, to fund to the Company to purchase), at the aggregate Purchase Price or Cash-Out Price therefor, all or any portion of the Default Securities in such amounts as may be agreed upon by such electing Non-Defaulting Commitment Parties, or if no such agreement is reached, based on (i) each Non-Defaulting Commitment Party’s Adjusted Backstop Commitment Percentage, with respect to any Backstop Commitment Securities, Rights Offering Securities, and Cash-Out Funding and (ii) each Non-Defaulting Commitment Party’s Adjusted Direct Allocation Commitment Percentage, with respect to any Direct Allocation Shares.

(d) In the event that Non-Defaulting Commitment Parties have not provided elections to commit to purchase or cause to be purchased all applicable Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) in accordance with Section 1.5(c), the Company may elect to solicit and sell, during a period of ten (10) Business Days thereafter (unless this Agreement is terminated during such ten (10) Business Day period in accordance with its terms), any remaining unsubscribed Default Securities, at the same price and on substantially the same terms as were agreed by the Commitment Parties, to one or more third party purchasers (each, as “Substitute Purchaser”) approved by the Requisite Commitment Parties, which approval shall not be unreasonably withheld; provided that, except as otherwise set forth in this Agreement or as otherwise agreed by the Requisite Commitment Parties, any such Substitute Purchaser shall not be deemed to become a Commitment Party under this Agreement or be entitled to any rights of a Commitment Party hereunder, other than the right to receive its relative portion of the Put Option Premium; provided further that (i) the Company shall use commercially reasonable efforts to promptly provide information reasonably requested by the Non-Defaulting Commitment Parties regarding the identity, background, and financial condition of each such Person who is proposed to become a Substitute Purchaser and (ii) any Substitute Purchaser that acquires Default Securities shall be required to become a party to the New Shareholders Agreement in connection with, and a condition to, its acquisition of Default Securities. For the avoidance of doubt, the Company’s election to pursue a Substitute Purchaser, whether or not consummated, shall not relieve any Commitment Party of its obligation to fulfill its obligations under Section 1.5(b).

(e) As promptly as possible but in no event later than two (2) Business Days following the solicitation period for Substitute Purchasers set forth in Section 1.5(d), the Company shall notify the Non-Defaulting Commitment Parties that (x) Non-Defaulting Commitment Parties have elected to commit to purchase or cause to be purchased all (but not less than all) of the Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) or (y) Non-Defaulting Commitment Parties have elected to commit to purchase or cause to be purchased a portion (but less than all) of the Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) and one or more Substitute Purchasers have committed to purchase all remaining Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) not purchased or caused to be purchased by the Non-Defaulting Commitment Parties. No later than two (2) Business Days of receipt of such notice from the Company, each Non-Defaulting Commitment Party that has elected to commit to purchase or cause to be purchased Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) shall be obligated, severally and not jointly, to deposit or cause to be deposited with the Subscription Agent, by wire transfer of immediately available funds, an amount equal to the aggregate Purchase Price, Cash-Out Price, and/or aggregate Direct Allocation Purchase Price, as the case may be, for such Default Securities. If Non-Defaulting Commitment Parties do not elect to commit to purchase or cause to be purchased all of the Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) in accordance with Section 1.5(c) and one or more Substitute Purchasers do not commit to purchase all remaining Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) not purchased or caused to be purchased by the Non-Defaulting Commitment Parties in accordance with Section 1.5(d), then no Non-Defaulting Commitment Party shall be required to deposit or cause to be deposited with the Subscription Agent any portion of the aggregate Purchase Price, Cash-Out Price, and/or aggregate Direct Allocation Purchase Price for the Default Securities which such Non-Defaulting Commitment Party may have elected to commit to purchase or cause to be purchased (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) pursuant to Section 1.5(c) unless otherwise agreed in writing by the Requisite Commitment Parties (and then only on the terms agreed to in writing by the Requisite Commitment Parties). The Default Securities with respect to Backstop Commitment Securities that a Commitment Party elects to purchase or cause to be purchased (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) pursuant to Section 1.5(c), if any, together with such Commitment Party’s Backstop Commitment Securities, shall be referred to herein as such Commitment Party’s “Backstop Securities”.

1.6. No Fractional Shares. Fractional shares of Reorganized Common Equity shall not be issued. Anything herein to the contrary notwithstanding, no Commitment Party shall be required or have the right to purchase or cause to be purchased or be issued any fractional shares of Reorganized Common Equity as part of its purchase of Rights Offering Securities, Direct Allocation Shares, Cash-Out Issued Equity, and/or Backstop Securities. If a Commitment Party would otherwise be required or have the right to purchase or cause to be purchased or be issued Rights Offering Securities, Direct Allocation Shares, Cash-Out Issued Equity, and/or Backstop Securities that includes a fraction of a share of Reorganized Common Equity, then such number of shares of Reorganized Common Equity shall be rounded upward or downward to the nearest whole share of Reorganized Common Equity and no Commitment Party shall receive any payment or other distribution in respect of any fraction of a share of Reorganized Common Equity that such Commitment Party does not receive as a result of such a rounding down; provided, however, that the Company and the Requisite Commitment Parties may determine to round certain allocations up and make such further adjustments as necessary so that the total amount of shares of Reorganized Common Equity is fixed. For purposes of determining whether a Commitment Party would otherwise receive a fraction of a share of Reorganized Common Equity as described in this paragraph, all Rights Offering Securities, Direct Allocation Shares, Cash-Out Issued Equity, and/or Backstop Securities to be issued to such Commitment Party pursuant to this Agreement shall be aggregated.

1.7. Put Option Premium.

(a) The Company and the Commitment Parties hereby acknowledge that, in consideration for the Company’s right and obligation to exercise the Put Option on the Plan Effective Date with respect to the Backstop Commitments and the Direct Allocation Commitments, the Company shall be required to pay (i) to the Backstop Parties (or their designees), as set forth on Schedule 1, an aggregate amount equal to 10.0% of the Total Offering Amount (collectively, the “Backstop Premium”) and (ii) to the Direct Allocation Parties, as set forth on Schedule 2, an aggregate amount equal to 10.0% of the Direct Allocation Amount (collectively, the “Direct Allocation Premium”) (together, with the Backstop Premium, the “Put Option Premium”), which shall be paid at the Closing in shares of Reorganized Common Equity calculated based on the Purchase Price. The Company shall be obligated to issue the Put Option Premium to each Commitment Party (or its designee) on the Plan Effective Date in accordance with instructions provided by each Commitment Party for such Commitment Party or its designee prior to the Plan Effective Date; provided, however, that if this Agreement is terminated, to the extent provided in Section 8(e), the Put Option Premium shall be required to be paid to the Commitment Parties (or their designees) in cash (instead of shares of Reorganized Common Equity) as set forth on Schedule 1 and Schedule 2. Notwithstanding the foregoing, (A) no Defaulting Commitment Party shall be entitled to receive any portion of the Put Option Premium, (B) subject to Section 1.5(c), any Non-Defaulting Commitment Party that purchases or causes to be purchased Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) of a Defaulting Commitment Party shall be entitled to receive an additional portion of the Put Option Premium equal to the product of (x) the amount of the Put Option Premium that would be payable to such Defaulting Commitment Party pursuant to this Agreement, if such Defaulting Commitment Party had not committed a Funding Default, multiplied by (y) a fraction, the numerator of which is the amount of Default Securities of such Defaulting Commitment Party which such Non-Defaulting Commitment Party purchases or causes to be purchased (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) and the denominator of which is the total amount of Default Securities constituting Default Securities of such Defaulting Commitment Party and (C) in the event a Substitute Purchaser purchases any Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) in accordance with the provisions of Section 1.5(d), such Substitute Purchaser shall be entitled to receive, as a premium, an amount equal to the product of (x) the amount of the Put Option Premium that would have been payable to the Defaulting Commitment Party if such Defaulting Commitment Party had not committed a Funding Default and (y) a fraction, the numerator of which is the amount of Default Securities of such Defaulting Commitment Party which such Substitute Purchaser purchases (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) and the denominator of which is the total amount of Default Securities constituting Default Securities of such Defaulting Commitment Party.

(b) The Company hereby further acknowledges and agrees that the Put Option Premium (i) shall be fully earned, but not payable, as of the Execution Date, (ii) shall not be refundable under any circumstance or creditable against any other amount paid or to be paid in connection with this Agreement or any of the Contemplated Transactions or otherwise, (iii) shall be issued or paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense, or counterclaim, (iv) shall be issued or paid free and clear of and without deduction for any and all present or future applicable Taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto unless otherwise required by applicable Law (with appropriate gross-up for withholding Taxes, other than withholding Taxes resulting from the failure of a Commitment Party to provide applicable tax forms such as an IRS Form W-9 or the appropriate IRS Form W-8), (v) is intended to be treated for U.S. federal, state, and local income Tax purposes as a premium (and, as applicable, an adjustment to tax basis or adjustment to the proceeds received) for an option to exercise the Put Option with respect to the Backstop Commitments and the Direct Allocation Commitments and the Company and the other Company Entities shall not take any position or action inconsistent with such treatment and/or characterization, except pursuant to a “determination” as defined in Section 1313 of the Code, (vi) is an integral part of the Contemplated Transactions and without this Section 1.7 the Commitment Parties would not have entered into the RSA or this Agreement, and (vii) shall constitute an allowed super-priority administrative claim against the Debtor’s estate under sections 503(b) and 507(a)(1) of the Bankruptcy Code (but expressly subordinated to the Carve-Out (as such term may be defined in the Interim DIP Order or Final DIP Order)).

2. Closing; Certain Expenses and Payments.

2.1. Closing.

(a) The closing of the purchase, sale, and/or issuance of Backstop Securities, Direct Allocation Shares, and Cash-Out Issued Equity hereunder and the payment of the Cash-Out Funding for the Sold Cash-Out Securities (the “Closing”) will occur on the Plan Effective Date. As soon as practicable after the Closing, the Company shall deliver, or cause to be delivered, to each Commitment Party (i) a statement from the transfer agent for the Reorganized Common Equity reflecting the book-entry position of the Reorganized Common Equity acquired by such Commitment Party, as applicable, (w) under this Agreement pursuant to its Direct Allocation Commitment, (x) under this Agreement pursuant to its Backstop Commitment, (y) pursuant to the Rights Offering, and (z) pursuant to the Plan and (ii) such certificates, counterparts to agreements, documents, or instruments required to be delivered by the Company to such Commitment Party pursuant to Section 7.1 hereof. The agreements, instruments, certificates, and other documents to be delivered on the Plan Effective Date by or on behalf of the Company will be delivered via email to counsel to the Commitment Parties in accordance with Section 12 hereof.

(b) All Direct Allocation Shares, Backstop Securities, Cash-Out Issued Equity, and Rights Offering Securities will be delivered free and clear of any and all Encumbrances with any and all issue, stamp, transfer, or similar Taxes or duties payable in connection with such delivery duly paid by the Company.

(c) Anything in this Agreement to the contrary notwithstanding, any Commitment Party, in its sole discretion, may designate that some or all of its Direct Allocation Shares, Backstop Securities, Put Option Premium, Rights Offering Securities, or Cash-Out Issued Equity be issued in the name of, and delivered to, one or more of its Affiliates that (in any such case) is an Accredited Investor or Qualified Institutional Buyer and may cause such Affiliate to fund the Direct Allocation Purchase Price, Purchase Price, or Cash-Out Price, as applicable, in respect of any such Direct Allocation Shares, Backstop Securities, Rights Offering Securities, or Cash-Out Funding. Any such designation shall be made by a Commitment Party by delivering written notice thereof to the Company no less than two (2) Business Days prior to the Plan Effective Date, which notice shall (i) specify the name of each such Affiliate, (ii) specify the number of Direct Allocation Shares, Backstop Securities, Put Option Premium, Rights Offering Securities, or Cash-Out Issued Equity that should be issued or delivered to each such Affiliate or the Direct Allocation Commitment Percentage and/or Backstop Commitment Percentage that will be applicable to such Affiliate, and (iii) contain a certification from each such Affiliate as to the accuracy of the representations and warranties made by each Commitment Party in Section 4 hereof as applied to such Affiliate. No designation by a Commitment Party pursuant to this Section 2.1(c) shall relieve such Commitment Party from its obligations under this Agreement.

2.2. Interest; Costs and Expenses. To the extent the Company is required to pay the Put Option Premium in cash pursuant to Section 8(e) hereof, and such payment is not made on or before the date such amount is required to be paid in accordance with Section 8(e) hereof (the “Interest Commencement Date”), such amount shall accrue interest on such amount from the Interest Commencement Date to the day such amount is paid, computed at an annual rate equal to the rate of interest which is identified as the “Prime Rate” as published in the Money Rates Section of The Wall Street Journal on the Interest Commencement Date. In addition, the Company shall promptly pay all Commitment Expenses. Amounts required to be paid by the Company pursuant to this Section 2.2 (a) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense, or counterclaim, (b) shall be paid free and clear of and without deduction for any and all present or future applicable Taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto unless otherwise required by applicable Law and (c) with respect to the Commitment Expenses, shall constitute allowed administrative expenses against the Debtor’s estate (but expressly subordinated to the Carve-Out (as such term may be defined in the Interim DIP Order or Final DIP Order)). The obligations of the Company under this Section 2.2 shall survive any termination or expiration of this Agreement.

3. Representations and Warranties of the Company. Except as set forth in the disclosure schedule (which shall include the “Schedules” referred to in this Section 3) delivered by the Company to the Commitment Parties on the Execution Date and attached to this Agreement (the “Company Disclosure Schedule”) or as disclosed in the Company SEC Documents (other than the risk factors and forward-looking statement disclaimers, except for any factual historical statements contained therein), the Company, on behalf of itself and each of the other Company Entities, hereby makes representations and warranties to the Commitment Parties that are set forth in this Section 3. Each representation and warranty set forth in this Section 3 is made as of the Execution Date and as of the Plan Effective Date (except for representations and warranties made as of a specified date, which shall are made as of such date) (subject, in the case representations and warranties made as of the Plan Effective Date, to any additional disclosures made in any amendment or supplement to the Company Disclosure Schedule (a “Company Disclosure Supplement”)) delivered to the Commitment Parties; provided that, for the avoidance of doubt, any such additional disclosures made after the Execution Date in a Company Disclosure

Supplement shall not limit or otherwise prejudice or affect any rights of the Commitment Parties or the Consenting Senior Noteholders under this Agreement, the RSA, or any other Definitive Documents with respect to any representation or warranty made as of the Execution Date or any other specified date prior to the Plan Effective Date, including any termination right under this Agreement or the RSA upon the occurrence of an event or circumstance permitting termination of this Agreement or the RSA.

3.1. Organization of the Company Entities. Each Company Entity is (i) a corporation, limited liability company, or other entity (as the case may be) duly incorporated, organized, or formed (as applicable), validly existing and, (ii) to the extent such concept is recognized, in good standing under the Laws of its jurisdiction of incorporation, organization, or formation (as applicable), except in each case (other than with respect to the Company and Crystal Sub, LLC) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect), and (iii) and has full corporate, limited liability company, or other organization power and authority (as applicable) to conduct its business as it is now conducted. Each Company Entity is duly qualified or registered to do business as a foreign corporation, limited liability company, or other entity (as applicable) and is in good standing (to the extent such concept is applicable) under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Entities, taken as a whole.

3.2. Organization and Capitalization.

(a) Schedule 3.2(a) sets forth the name, jurisdiction of incorporation, organization, or formation (as applicable) of the Company and each of its Subsidiaries and a true, correct and complete list of the current holders of record of the Equity Interests of each of the Company and the Company’s Subsidiaries. Except for the Company’s Subsidiaries and interests in joint ventures set forth on Schedule 3.2(a), neither the Company nor any of its Subsidiaries owns, holds, or controls any direct or indirect material Equity Interests in any corporation, partnership, limited liability company, trust, or other Person or business. Neither the Company nor any of its Subsidiaries has any Contract to directly or indirectly acquire any direct or indirect Equity Interest in any Person or business.

(b) All of the outstanding Equity Interests of the Company and each Subsidiary of the Company are duly authorized and validly issued and are fully paid and nonassessable, and were not issued in breach or violation of, and are not subject to, any preemptive rights created by statute or the Organizational Documents of the Company or any of its Subsidiaries. The Company or one or more of its Subsidiaries, as applicable, has good and marketable title to all Equity Interests of its Subsidiaries, free and clear of all Encumbrances (other than (i) transfer restrictions imposed under applicable securities Laws and (ii) with respect to the Execution Date only, Encumbrances that will be removed by operation of the Confirmation Order or the Plan).

(c) Except for the Equity Interests set forth on Schedule 3.2(a), there are, and there will be on the Plan Effective Date, no outstanding Equity Interests of the Company’s Subsidiaries. There are, and there will be on the Plan Effective Date (other than the New Shareholders Agreement, if any), no (i) Contracts relating to the issuance, grant, sale, transfer, or registration (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Equity Interests of the Company or any Subsidiary of the Company, or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants with respect to the Company or any of its Subsidiaries, or (ii) Contracts of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has granted any registration rights with respect to any of its Equity Interests.

(d) Except as set forth on Schedule 3.2(d) or disclosed in the Company SEC Documents, none of the Company or any of its Subsidiaries has any outstanding bonds, debentures, notes, or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for, or evidence the right to subscribe for or acquire, securities having the right to vote) with the holders of the Equity Interests of the Company or any of its Subsidiaries on any matter.

3.3. Authority; No Conflict; Consents.

(a) Subject to the entry by the Bankruptcy Court of the Equity Rights Offering Backstop Commitment Order and the Confirmation Order, the Company (i) has or will have at the time of execution, the requisite corporate, limited liability company, or other organizational power and authority (as applicable) (A) to enter into, execute, and deliver this Agreement and the other Definitive Documents to which it is (or will be) a party, and to enter into, execute, and file with the Bankruptcy Court the Plan and (B) to perform and consummate the Contemplated Transactions, and (ii) has taken, or will have taken at the time of execution, all necessary corporate, limited liability company, or other organizational action (as applicable) required for (x) the due authorization, execution, and delivery of this Agreement and the other Definitive Documents to which it is (or will be) a party, (y) the due authorization, execution, and filing with the Bankruptcy Court of the Plan, and (z) the performance and consummation of the Contemplated Transactions. Subject to entry by the Bankruptcy Court of the Equity Rights Offering Backstop Commitment Order, this Agreement has been (or, in the case of each Definitive Document to be entered into by the Company at or prior to the Closing, will be) duly executed and delivered by the Company. Subject to entry by the Bankruptcy Court of the Equity Rights Offering Backstop Commitment Order, this Agreement constitutes (or, in the case of each Definitive Document to be entered into by the Company after the Execution Date and at or prior to the Closing, will constitute) the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be limited by the Enforceability Exceptions.

(b) Subject to entry of the Confirmation Order and the expiration or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), on the Plan Effective Date, the Plan constitutes the legal, valid, and binding obligation of each Company Entity that is a Debtor, enforceable against such Company Entity in accordance with its terms.

(c) At the time of the execution and delivery of the RSA, the Company (i) had the requisite corporate, limited liability company, or other organizational power and authority (as applicable) (A) to enter into, execute and deliver the RSA and (B) subject to the entry by the Bankruptcy Court of the Confirmation Order, to perform and consummate the Contemplated Transactions, and (ii) had taken all necessary corporate, limited liability company, or other organizational action (as applicable) required for (x) the due authorization, execution, and delivery of the RSA, and (y) subject to the entry by the Bankruptcy Court of the Confirmation Order, the performance and consummation of the Contemplated Transactions. The RSA has been duly executed and delivered by each Company Entity that is a party thereto.

(d) Except as set forth on Schedule 3.3(a), neither the execution and delivery by the Company of this Agreement or any of the other Definitive Documents, the execution or filing with the Bankruptcy Court by the Debtor of the Plan, nor the performance or consummation by any of the Company Entities of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of any Company Entity;

(ii) contravene, conflict with, or result in a violation of any Law or Order to which any Company Entity or any of the properties, assets, rights, or interests owned, leased or used by any Company Entity are bound or may be subject, other than contraventions, conflicts or violations arising as a result of the commencement of the Chapter 11 Case and except as otherwise authorized by the Bankruptcy Court;

(iii) contravene, conflict with, or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration, or cancellation under, any Material Contract, except for (i) any violation or breach of any such Material Contract that arises out of the rejection by the Debtor of such Material Contract in the Chapter 11 Case, which rejection was done with the prior written consent of the Requisite Commitment Parties or (ii) any right of termination, acceleration, or cancellation that is unenforceable pursuant to section 365 of the Bankruptcy Code; or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties, rights, or interests owned, leased, or used by any Company Entity, except to the extent that any such Encumbrance will be released or discharged pursuant to the Plan or put in place in connection with the Exit Facility, except, in each case of clauses (ii) through (iv) above, where such occurrence, event or result would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4. Proceedings. Except for as set forth on Schedule 3.4, there is no Proceeding pending, existing, outstanding, or, to the Knowledge of the Company, threatened to which any Company Entity is a party or to which any property, asset, right, or interest owned, leased, or used by any Company Entity is bound or subject, except for (a) any claim of a creditor or party in interest in the Chapter 11 Case (excluding any Proceeding by a Governmental Body) and (b) any Proceeding that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Entities, taken as a whole. To the Knowledge of the Company, since January 1, 2023, there have been no formal claims or allegations of sexual harassment, or other discrimination or retaliation, involving any current or former employees, officers, and directors that would, individually or in the aggregate, reasonably be expected to result in liability that would be material to the Company and its Subsidiaries, taken as a whole.

3.5. Brokers or Finders. Except for the fees payable to Houlihan Lokey Capital, Inc. (which such fees have been disclosed to the Commitment Parties), neither the Company Entities nor any of their respective Representatives has incurred or will incur any obligation or liability, contingent or otherwise, for brokerage, investment banking, or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, any of the other Definitive Documents, the Plan, or any of the Contemplated Transactions (other than, for the avoidance of doubt, any fees in connection with the DIP Facility and Exit Facility, in each case, in accordance with the RSA and any other payments to be made by the Company in accordance with the RSA).

3.6. Exemption from Registration. Assuming the accuracy of (a) the Commitment Parties’ representations set forth in Section 4 hereof and (b) all of the representations, warranties, and certifications set forth in each of the subscription forms submitted pursuant to the Rights Offering Procedures and the other representations and certifications made by the Rights Offering Participants as required in the Rights Offering Procedures, in each case, as submitted by the respective applicable Commitment Parties or their Affiliates and each of the Rights Offering Participants that are purchasers of Reorganized Common Equity, and, in each case, as otherwise required to be made by Rights Offering Participants pursuant to the Rights Offering Procedures, each of the Specified Issuances will be exempt from the registration and prospectus delivery requirements of the Securities Act.

3.7. Issuance. As of the Plan Effective Date, subject to entry by the Bankruptcy Court of the Confirmation Order, each of the Specified Issuances will have been duly and validly authorized by the Company and, when the Reorganized Common Equity is issued to the Rights Offering Participants, the Backstop Parties, and the Direct Allocation Parties against payment therefor, such Reorganized Common Equity will be duly and validly issued, fully paid, and non-assessable, and free and clear of all Taxes, liens, Encumbrances (other than transfer restrictions imposed under applicable securities Laws), pre-emptive rights, rights of first refusal, subscription rights, and similar rights, in each case, other than as provided under the New Shareholders Agreement, if any.

3.8. No Violation. The Company is not in violation of its Organizational Documents, and no other Company Entity is in material violation of its Organizational Documents. No Company Entity is or has been at any time since January 1, 2023, in violation of any Law or Order, except for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9. Licenses and Permits. Each (i) Company Entity possesses or has obtained all Governmental Authorizations from, has made all declarations and filings with, and has given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership, lease or use of its properties, assets, rights or interests, or the conduct or operation of its businesses or operations, including, without limitation, all such licenses, certificates, authorizations and permits required by the FDA or any other state, federal, or foreign agencies or bodies engaged in the regulation of medical devices (collectively, the “Licenses and Permits”), except where the failure to possess, obtain, make or give any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) Company Entity has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Licenses and Permits, except where such threatened or potential proceeding, revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10. Compliance with Anti-Corruption, International Trade, and Money Laundering.

(a) To the Knowledge of the Company, during the past five (5) years, neither the Company Entities nor any of their respective directors, officers, employees, agents or any other Person acting for or on behalf of the Company Entities, has (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (ii) paid, offered, or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal, or other Government Official (or family member or representative of such Government Official) or any other Person for the purpose of corruptly influencing any act or decision of such Government Official (or of the Governmental Body at which the Government Official has authority) or to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any applicable Anti-Corruption Laws or (iii) made any other payments in violation of applicable Anti-Corruption Laws. To the Knowledge of the Company, neither the Company Entities nor any of their respective directors, officers, employees, agents or any other Person acting for or on behalf of the Company Entities has received any written or oral notice from any Governmental Body regarding any allegation, claim, violation, whistleblower or other complaint, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other legal action related to any violation by the Company Entities of applicable Anti-Corruption Laws or International Trade Laws.

(b) In accordance with Anti-Corruption Laws, the Company Entities: (i) maintain and have maintained books, records, and accounts which, in reasonable detail, accurately and fairly reflect travel, gift and entertainment expenses, purchases, contributions, and other business expenses in conformance with the Company Entities’ management’s general or specific authorization, and (ii) have implemented and maintain a system of internal accounting controls reasonably designed to ensure that all transactions are executed in accordance with the Company Entities’ management’s general or specific authorization and are accurately recorded. To the Knowledge of the Company, the Company Entities are and have been in material compliance with all applicable Anti-Corruption Laws.

(c) To the Knowledge of the Company, each of the Company Entities is in material compliance, and at all times during the past five (5) years has complied, in all material respects with applicable International Trade Laws. To the Knowledge of the Company, neither the Company Entities nor any of their respective directors, officers, or employees agents or any other Person acting for or on behalf of the Company Entities has received any written or verbal notice from any Governmental Body regarding any allegation, claim, violation, whistleblower or other complaint, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other legal action related to any violation by the Company Entities of applicable International Trade Laws which would be material to the business.

(d) To the Knowledge of the Company, each of the Company Entities is in material compliance, and at all times during the past five (5) years has complied, in all material respects with all applicable Laws relating to the prevention of money laundering of any Governmental Body applicable to it or its property or in respect of its operations, including, but not limited to, applicable provisions of the U.S. Bank Secrecy Act (31 U.S.C. 5311) and all applicable criminal anti-money laundering Laws and all applicable financial record-keeping, customer identification, know-your-customer and reporting requirements (the “AML Laws”). To the Knowledge of the Company, neither the Company Entities nor any of their respective directors, officers , or employees agents or any other Person acting for or on behalf of the Company Entities has received any written or verbal notice from any Governmental Body regarding any allegation, claim, violation, whistleblower or other complaint, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other legal action related to any violation by the Company Entities of applicable AML Laws.

3.11. Material Contracts. Other than as a result of the commencement of the Chapter 11 Case and other than any Material Contract that has been rejected in the Chapter 11 Case, which rejection was done with the prior written consent of the Requisite Commitment Parties, each Material Contract is in full force and effect and is valid, binding, and enforceable against the applicable Company Entity and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity (the “Enforceability Exceptions”). None of the Company Entities, the Company (other than as a result of the commencement of the Chapter 11 Case), or, to the Knowledge of the Company, any other party to any Material Contract is in breach of or default under any obligation thereunder (and there is no existing event which, with the giving of notice or lapse of time or both, would constitute a breach or default by any Company Entity) or has given notice of default to any other party thereunder, except for breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no Company Entity has received notice from any Person that such Person intends to terminate, or not renew, any Material Contract. There are no claims pending, or to the Knowledge of the Company, threatened under any Material Contract. The Company has provided or made available to the Commitment Parties or their Representatives true, complete and correct copies of all Material Contracts.

3.12. Financial Statements; Internal Controls.

(a) The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal year ended December 31, 2023 and the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2024, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal quarter ended September 30, 2024 (collectively, the “Financial Statements”), were prepared in accordance with GAAP, applied on a consistent basis for the periods involved (except as otherwise expressly noted therein), and fairly present, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations for the periods then ended (except as otherwise expressly noted therein). Except as set forth on Schedule 3.12(a), there are no liabilities or obligations of the Company or its Subsidiaries of the type required to be accrued on or reserved against in a consolidated balance sheet prepared in accordance with GAAP, other than (a) liabilities or obligations set forth on the face of the balance sheet as of September 30, 2024 included in the Financial Statements (such balance sheet, the “Most Recent Balance Sheet”), (b) liabilities or obligations which were incurred in the Ordinary Course of Business after the date of the Most Recent Balance Sheet (none of which are liabilities or obligations resulting from violations of Law or breaches of Contract), (c) liabilities or obligations incurred in connection with the transactions contemplated by the Definitive Documents, and (d) liabilities or obligations that, individually or in the aggregate, are not material to the Company Entities, taken as a whole. To the Knowledge of the Company, there have been no instances of fraud by any Company Entity that occurred during any period covered by the Financial Statements that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) As of the date hereof, the Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and will continue to maintain a system of internal control over financial reporting, in each case which has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. From the date hereof through the Plan Effective Date, the Company has continued to maintain a system of internal control over financial reporting, including (i) making and keeping accurate books and records and (ii) maintaining internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization, and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) To the Knowledge of the Company, the Company does not have any material weakness in their internal control over financial reporting, other than any such material weaknesses with respect to which a plan for remediation has been established and other than as set forth in Schedule 3.12(b) or disclosed in the Company SEC Documents.

(d) As of the date hereof, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that they file and submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company Entities as appropriate to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective.

3.13. Company SEC Documents. As of the date hereof, the Company has filed all reports, schedules, forms, and statements required to be filed by the Company with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2023 (the “Company SEC Documents”). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents that have been filed as of the date of this Agreement complied with the requirements of the Securities Act or the Securities Exchange Act and the applicable rules and regulations thereunder, applicable to such Company SEC Documents. No Company SEC Document that has been filed prior to the date of this Agreement, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.14. Clinical Trials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all studies, tests, and clinical trials conducted by or on behalf of, or sponsored by, the Company Entities, or in which any of the Company Entities has participated, were and, if still pending, are being conducted in accordance with study protocols and all applicable statutes, rules and regulations promulgated by the FDA and other comparable regulatory agencies having jurisdiction over medical devices, and the Company Entities have not received any notices or other written correspondence from the FDA or any other foreign, state, or local Governmental Body exercising comparable authority or any Institutional Review Board or comparable authority requiring or threatening the termination or suspension of any studies, tests, or clinical trials conducted by or on behalf of, or sponsored by, the Company Entities or in which any of the Company Entities have participated, and, to the Knowledge of the Company, there are no reasonable grounds for the same. Except as disclosed in Schedule 3.14 or the Company SEC Documents (other than the risk factors and forward-looking statement disclaimers, except for any factual historical statements contained therein), there has not been any violation of law or regulation by any of the Company Entities in their respective product development efforts, submissions or reports to any regulatory authority that could reasonably be expected to require investigation, corrective action, or enforcement action.

3.15. Compliance with Health Care Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Entities and, to the Knowledge of the Company, its directors, employees, and agents (while acting in such capacity), are in compliance with all health care laws applicable to the Company, or any of its products or activities, including, but not limited to, the Health Care Laws. None of the Company Entities have received any notification, correspondence, or any other written or oral communication, including notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, or other action from any Governmental Body, including, without limitation, the FDA, the United States Federal Trade Commission, the United States Department of Health and Human Services Office of Inspector General, the United States Department of Justice and state Attorneys General or similar agencies of non-compliance by, or liability of, any of the Company Entities under any Health Care Laws, except, with respect to any of the foregoing, such as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, there are no facts or circumstances that would be expected to give rise to material liability of the Company Entities (taken as a whole) under any Health Care Laws.

3.16. Post-Market Reporting Obligations. The Company Entities are complying in all material respects with all applicable regulatory post-market reporting obligations, including, without limitation, the FDA’s adverse event reporting requirements at 21 CFR 803, and, to the extent applicable, the respective counterparts thereof promulgated by any Governmental Body in countries outside the United States.

3.17. No Shutdowns or Prohibitions. The Company Entities have not had any product or manufacturing site (whether owned by the Company Entities or that of a third party manufacturer for the Company Entities’ products) subject to a Governmental Body (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Body notice of inspectional observations, “warning letters,” “untitled letters,” requests to make changes to the Company’s products, processes, or operations, or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting material noncompliance with any applicable Health Care Laws. To the Knowledge of the Company, neither the FDA nor any other Governmental Body is considering such action.

3.18. Data Privacy and Security Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the Company Entities are, and at all times prior hereto have been, in compliance with all applicable state, federal, and international data privacy, security, and consumer protection Laws regarding the collection, processing retention, use, and protection of Personal Data, including, without limitation, applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), the California Consumer Privacy Act, as amended by the California Privacy Rights Act (“CCPA”), and the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) (collectively, the “Privacy Laws”). To facilitate compliance with the Privacy Laws, the Company Entities have in place and take commercially reasonable steps to comply in all material respects with their policies and procedures relating to data privacy and security and the collection, processing, storage, use, disclosure, handling, and analysis of Personal Data. No Person (including any Governmental Body) has made any claim or commenced any Proceeding relating to any Company Entity’s privacy or data security practices, including with respect to the access, disclosure or use of Personal Data maintained by or on behalf of any Company Entity, or, threatened in writing any such Proceeding or conducted any investigation or inquiry thereof. The respective businesses and operations of the Company Entities have not experienced any loss, damage, or unauthorized or unlawful access, disclosure, use, or breach of security of any Personal Data in any Company Entity’s possession, custody, or control, or otherwise held or processed on its behalf, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, none of the Company Entities: (i) has received notice of any liability, including, but not limited to security or data privacy breaches or other unauthorized or unlawful access to, processing or use of, or destruction of Personal Data, under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently paying a third party for, in whole or in part, any investigation, remediation, or other corrective action implemented by a third party pursuant to any Privacy Law; or (iii) is a party to any order or decree that imposes any obligation or liability under any Privacy Law.

3.19. No Safety Notices.

(a) Except as disclosed in Schedule 3.19(a) or the Company SEC Documents (other than the risk factors and forward-looking statement disclaimers, except for any factual historical statements contained therein), there have been no recalls market withdrawals, safety alerts or other notice of action, in each case relating to an alleged lack of safety or regulatory compliance of the Company Entities’ products (“Safety Notices”).

(b) To the Knowledge of the Company, there are no facts that would be reasonably likely to result in (i) a Safety Notice with respect to the Company Entities’ products or services, (ii) a change in labeling of any the Company Entities’ respective products or services as a result of an alleged lack of safety, or (iii) a termination or suspension of marketing or testing of any the Company Entities’ products or services.

3.20. Pre-Market Approvals. For each device that the Company Entities currently manufacture, cause to be manufactured and distributes, or cause to be distributed for sale, including any material modification thereof, (the “Company Devices”) that requires a 510(k) premarket notification or a Pre-Market Approval (“PMA”) by the FDA, the Company has obtained such 510(k) clearance or PMA approval by the FDA, respectively, unless an exemption applies. To the Knowledge of the Company, all Company Devices as currently distributed have been labeled or promoted in a manner consistent with the 510(k) clearance, PMA approval, or exemption, applicable to each Company Device, other than has not and reasonably would not have resulted in any material fine, penalty or material notice of noncompliance. All Company Devices currently being commercialized are listed with the FDA and have been manufactured in a facility registered with FDA. The Company Entities have obtained the necessary regulatory authorization for their manufacturing facilities, and such facilities currently are not subject to any outstanding adverse action taken by the FDA. All Company Devices manufactured by the Company Entities or, to the Knowledge of the Company, which the Company Entities cause to be manufactured by third parties, are manufactured in all material respects in accordance with applicable Quality Systems Regulations, 21 C.F.R. Part 820. To the Knowledge of the Company, the Company Entities have submitted all reports necessary to be submitted in accordance with the Medical Device Reporting regulations, 21 C.F.R. Part 803. The Company Entities have labeled and promoted the Company Devices in all material respects with the provisions of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FDC Act”) and FDA’s implementing regulations. The Company Devices are not misbranded, adulterated, or otherwise in violation of the FDC Act or FDA’s regulations, or rules governing the current business of the Company Entities.

3.21. Other Regulatory Matters.

(a) None of the Company Entities has received notice from any Governmental Body regarding allegations of, or Governmental Body investigations into, research misconduct, including falsification or fabrication of data or plagiarism, with respect to any research activities in which any Company Entity was involved, including as sponsor or as otherwise having provided support for the research.

(b) To the Knowledge of the Company, none of the Company Entities has (i) made any untrue or fraudulent statement to a Governmental Body, or (ii) failed to disclose a material fact required to be disclosed to said Governmental Body, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, would provide a basis for the Governmental Body to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy set forth in applicable Law.

(c) Except as set forth on Schedule 3.21(c), none of the Company Entities (i) is subject of a pending or threatened investigation by a Governmental Body or (ii) has been convicted of or charged or threatened in writing with prosecution or is under an investigation, subject to, or received notice of any actual or possible enforcement action by any Governmental Body or assessed and civil monetary penalty for any violation of any Health Care Laws.

3.22. Title to Real and Personal Property

(a) Each Company Entity has, and, upon the consummation of the Contemplated Transactions, will have, good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all its Real Property and has good and marketable title to its personal property and assets (other than Intellectual Property), in each case, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such valid title, rights or leasehold interest would not reasonably be expected to have a Material Adverse Effect. All such properties and assets that are material to the Company and to which the Company has good and valid fee simple or other marketable title to, are free and clear of Encumbrances, other than Permitted Encumbrances and any Encumbrances to be incurred in connection with the Plan.

(b) Each Company Entity is in compliance with all obligations under all leases (as may be amended from time to time) to which it is a party that have not been rejected in the Chapter 11 Case, except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect (except to the extent subject to applicable to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity), except leases in respect of which the failure to be in full force and effect have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Entity enjoys peaceful and undisturbed possession under all such leases to which it is a party, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.23. Tax Matters.

(a) All material Tax Returns required to be filed by or on behalf of any Company Entity have been properly prepared and duly and timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid or mutually agreed extensions of time in which to make such filings between the relevant Taxing Authority and Company). All material Taxes payable by or on behalf of any Company Entity directly or otherwise have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Most Recent Audited Balance Sheet or, in the case of tax periods that begin following the date of the Most Recent Audited Balance Sheet, the accounting books and records of the Company Entities in respect of any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. No agreement, waiver, or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of Taxes (including any applicable statute of limitations) has been executed or filed with the IRS or any other Governmental Body by or on behalf of any Company Entity.

(b) Each Company Entity has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages, and other compensation and have paid over to the appropriate Taxing Authorities or other applicable Governmental Bodies all material amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c) All material deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority or any other Governmental Body of the Tax Returns of or covering or including any Company Entity have been fully paid, and there are no other material audits, investigations, or other Proceedings by any Taxing Authority in progress, nor has any Company Entity received notice from any Taxing Authority or other applicable Governmental Body that it intends to conduct or commence such an audit, investigation or other Proceeding. Within the past three (3) years, no written claim has been made by any Taxing Authority or any other Governmental Body in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation in that jurisdiction. Other than Permitted Encumbrances, there are no material Encumbrances for Taxes with respect to any Company Entity, or with respect to the assets or business of any Company Entity, nor is there any such Encumbrance that is pending or threatened in writing.

(d) The Company is not currently a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(e) No Company Entity has any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign law (other than another Company Entity or their Affiliates), as a transferee or successor, or by Contract (other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(f) No Company Entity has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local, or non-U.S. Tax law); provided, however, that the representation in this Section 3.23(f) does not apply to any transactions identified as “transactions of interest” in the final Treasury Regulations Section 1.6011-18 or to any transactions that are substantially similar thereto.

(g) No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Plan Effective Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Plan Effective Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Law) executed on or prior to the Plan Effective Date, (iii) any installment sale or open transaction disposition made on or prior to the Plan Effective Date, (iv) any use of the cash method of accounting or an improper method of accounting for a taxable period ending on or prior to the Plan Effective Date, or (v) any prepaid amount received or deferred revenue accrued on or prior to the Plan Effective Date.

3.24. Labor and Employment Compliance.

(a) Except as set forth on Schedule 3.24, each Company Entity is in compliance with all applicable Laws or Orders respecting labor and employment matters, including labor relations, terms and conditions of employment, equal employment opportunity, discrimination, harassment, retaliation, family and medical leave and other leaves of absence, disability benefits, affirmative action, employee privacy and data protection, health and safety, wage and hours, worker classification as employees or independent contractors, exempt or non-exempt under the Fair Labor Standards Act of 1938, child labor, immigration, recordkeeping, Tax withholding, unemployment insurance, workers’ compensation, and plant closures and layoffs, except where the failure to comply with such applicable Laws or Orders would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.24 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no, and during the past three (3) years there has been no, Proceeding pending or, to the Knowledge of the Company, threatened against any Company Entity alleging a violation of any such applicable Law or Order pertaining to labor or employment matters.

(b) There are no collective bargaining agreements, labor agreements, or any other labor-related agreements or arrangements to which any of the Company Entities is a party or otherwise subject with respect to any employee in the United States. Except as set forth on Schedule 3.24, within the past three (3) years in the United States, no labor union, labor organization, or other organization or group has (i) represented or purported to represent any employee, (ii) made a written demand to any of the Company Entities or, to the Knowledge of the

Company, to any Governmental Bodies for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, threatened in writing or, to the Knowledge of the Company, verbally threatened to be brought or filed with the National Labor Relations Board or any other labor relations Governmental Body. Within the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened, labor arbitrations, grievances, labor disputes, strikes, lockouts, walkouts, slowdowns, or work stoppages, or picketing by any employee of any of the Company Entities. None of the Company Entities has committed an unfair labor practice (as defined in the National Labor Relations Act or any similar Law in any jurisdiction) within the past three (3) years, in each case.

(c) The Company Entities have not, within the past three (3) years, incurred any liability or effectuated an event giving rise to a notice obligation under the federal Worker Adjustment Retraining Notification Act, or any analogous state or local or foreign Law, including a “plant closing” or “mass layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act, or any analogous state or local or foreign Law), affecting, in whole or in part, any site of employment, facility, or operating unit of any of the Company Entities.

3.25. Investment Company Act. None of the Company Entities is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder or is subject to regulation or required to be registered thereunder.

3.26. Disclosure Statement. The Disclosure Statement as approved by the Bankruptcy Court will conform with Section 1125 of the Bankruptcy Code.

3.27. Insurance. The material insurance policies purchased by or maintained for the benefit of the Company Entities are in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company Entities (the “Insurance Policies”). The Insurance Policies are in full force and effect except to the extent that any such Insurance Policy has been replaced after the date hereof with comparable substitute insurance coverage. All premiums payable under the Insurance Policies have been paid to the extent such premiums are due and payable, and the Company Entities have otherwise complied with the terms and conditions of all of the Insurance Policies. To the Knowledge of the Company, as of the date hereof, no material written notice of cancelation or modification, threatened termination of, premium increase with respect to, or material alteration of coverage under, any of the Insurance Policies has been received other than in connection with ordinary renewals, and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default by any insured thereunder. No material claims of any Company Entities have been denied under any of the Insurance Policies since January 1, 2023. No Company Entities has received any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder.

3.28. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as disclosed in the Company SEC Documents (other than the risk factors and forward-looking statement disclaimers, except for any factual historical statements contained therein), to the Knowledge of the Company (a) the Company Entities are, and have been since January 1, 2023, in compliance with all applicable Environmental Laws, (b) since January 1, 2023, no Company Entity has received any written notice alleging that such Company Entity is in violation of or liable under any Environmental Law, (c) the Company Entities possess and are, and have been since January 1, 2023, in compliance with all Licenses and Permits required under Environmental Laws for the operation of their respective businesses or the occupancy of their real property (“Environmental Permits”), (d) there is no Proceeding under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Company, threatened against any Company Entity, (e) no Company Entity is subject to any Order imposed by any Governmental Body pursuant to Environmental Laws under which there are uncompleted, outstanding or unresolved obligations on the part of any Company Entity, (f) no lien has been recorded or, to the Knowledge of the Company threatened under any Environmental Law with respect to the assets or properties of any Company Entity, and (g) no Company Entity has released any Hazardous Substances at the Real Property, or any other location, in a manner that is reasonably likely to result in any obligation to conduct remedial activities for, or Proceeding against, any Company Entity under Environmental Laws.

3.29. Intellectual Property.

(a) The Company Entities own or possess adequate rights to use all IP Rights owned, licensed, or used by any Company Entity as such IP Rights are used in the business of any Company Entity (collectively, “Company IP Rights”), except where the failure to own or possess such rights to (or have adequate licenses related to) any such IP Rights would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

(b) The conduct of the businesses and operations of each Company Entity does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated any IP Rights of any third party, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed in the Company SEC Documents (other than the risk factors and forward-looking statement disclaimers, except for any factual historical statements contained therein), no Company Entity has received any notice of any material claim of infringement, misappropriation, or other violation of any IP Rights of any third party as a result of the operation of the respective businesses and operations of any of the Company Entities, and there is no Proceeding pending, existing, instituted, outstanding, or, to the Knowledge of the Company, threatened regarding any of the foregoing.

(d) To the Knowledge of the Company, no third party has infringed, misappropriated, or otherwise violated any Company IP Rights or is infringing, misappropriating, or otherwise violating any Company IP Rights, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) None of the Company IP Rights owned by any Company Entity have been adjudged invalid or unenforceable in whole or in part and each item of the Company IP Rights owned by any Company Entity is subsisting and, valid and enforceable. The Company IP Rights owned by any Company Entity are free and clear of Encumbrances, other than Permitted Encumbrances.

(f) The Company Entities have taken commercially reasonable actions to maintain all registrations and applications for Company IP Rights owned by any Company Entity in full force and effect and have taken commercially reasonable actions to maintain and protect the confidentiality of their trade secrets.

(g) The Company Entities own or possess valid rights to use all computer systems (including hardware, software databases, firmware, and related equipment), communications systems, and networking systems used, owned, outsourced, leased, or licensed by the Company Entities (the “Company IT Systems”) in the manner in which they are used in the operation of the Company Entities’ businesses and operations. The Company IT Systems are adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as reasonably required in connection with the immediate and anticipated future needs of the operation of the Company Entities’ respective businesses and operations as of the date hereof, and there has not been any failure with respect to any of such Company IT Systems that has not been remedied or replaced, except to the extent that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Entities have implemented and maintained commercially reasonable backup, security and disaster recovery technology consistent with industry practices for their Company IT Systems. To the Knowledge of the Company, no Person has gained unauthorized access to nor has there been any breach or violation involving any Company IT Systems, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.30. Benefit Plans.

(a) “Benefit Plans” means any of the following (whether written or unwritten): (i) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan, (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat plan or any qualified or nonqualified deferred compensation or retirement plan or arrangement, or (iii) any other plan, policy, program, or Contract which provides compensation or benefits, including any severance Contract or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, fringe benefit plan or program, bonus or incentive plan, garden leave, pension, savings, retirement, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, relocation, repatriation, equity appreciation, stock option, restricted stock, phantom stock, profit sharing, stock bonus or deferred bonus or compensation plan, salary reduction, change-of-control or employment Contract (or consulting Contract with a former employee or otherwise), maintained, administered, or contributed to by any Company Entity, or with respect to which any Company Entity has, or could reasonably be expected to have (including as an ERISA Affiliate (as defined below)) any liability for, on behalf of, or with respect to any current or former officers, directors, employees, or individual consultants of any Company Entity or predecessor thereof, excluding, in each case, (A) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or similar type of plan maintained by a labor organization, whether or not subject to ERISA and (B) any plan, program, policy, or arrangement required by applicable Law or maintained or administered by a Governmental Body. “ERISA Affiliate” means, with respect to any Company Entity, any member of any group of organizations, whether or not incorporated, that would be treated as part of a controlled group as described in Section 414(b) or (c) of the Code or a single employer under Section 4001(b) of ERISA. Each Benefit Plan with respect to the Company and any of its Subsidiaries that is organized in the United States (i) has been established, funded, administered, and maintained in compliance with its terms and the requirements of any applicable Laws or Orders, including ERISA and the Code and (ii) that is intended to be “qualified” within the meaning of Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS. The Company Entities have received no notice that a Benefit Plan is currently subject to any claims, investigations, or audits (and to the Knowledge of the Company none are contemplated or threatened) by any Governmental Body.

(b) (i) All liabilities or expenses of the Company Entities in respect of any Benefit Plan (including workers compensation) that have not been paid as of the date of the Financial Statements have been properly accrued on the Financial Statements in compliance with GAAP (or applicable accounting convention), to the extent required and in a manner consistent with Section 3.12(a), and (ii) all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Plan, or in accordance with applicable law, as of the date of the Financial Statements have been timely made or paid or reflected on the Financial Statements in accordance with GAAP (or applicable accounting convention), to the extent required and in a manner consistent with Section 3.12(a).

(c) None of the Benefit Plans is, and the Company Entities do not maintain, contribute to, have an obligation to contribute to, or have or could reasonably be expected to have any liability (including with respect to an ERISA Affiliate) with respect to (i) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) subject to Title IV of ERISA; (ii) a multiple employer plan (within the meaning of Section 413(c) of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) a “voluntary employee beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) a plan subject to Title IV of ERISA or Section 412 or Section 4971 of the Code. There are no material reserves, plan assets, surpluses or prepaid premiums with respect to any Benefit Plan which is a “welfare plan” (as defined in Section 3(1) of ERISA) subject to ERISA.

(d) No Benefit Plan provides medical, health, or life insurance benefits to retirees or former employees, consultants, or individuals whose employment with any Company Entity has terminated or the spouses or dependents of any of the foregoing (except for continued health benefit coverage as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable similar state Law).

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, or individual consultant of any Company Entity under any Benefit Plan; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits under any Benefit Plan; or (iv) result in the payment of any amount that would reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. No current or former officer, director, employee, or individual consultant of any Company Entity has a right to receive a gross-up payment from any Company Entity with respect to any excise or additional income taxes that may be imposed upon such individual pursuant to Section 409A or Section 4999 of the Code.

(f) Neither the Company Entities nor, to the Knowledge of the Company, any trustee, fiduciary, or administrator of any Benefit Plan or trust created thereunder has engaged in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as described in ERISA) in connection with a Benefit Plan which would reasonably be expected to subject any of the Company Entities or any such Benefit Plan to a civil penalty or Tax under ERISA or the Code, including a civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or Section 4976 of the Code, except any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Entities.

(g) To the Knowledge of the Company, in the last five (5) years, no allegations of sexual or other unlawful harassment or discrimination have been made against any officer or employee of any Company Entity. During such period, there have been no Proceedings or settlements involving such matters or Persons.

(h) With respect to each Benefit Plan that is subject to the Laws of relevant jurisdictions other than the United States (each, a “Foreign Plan”): (i) each Foreign Plan is in compliance with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan; (ii) each Foreign Plan has been administered at all times and in accordance with its terms; (iii) there are no pending investigations by any Governmental Body involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, will not create or otherwise result in any material liability, accelerated payment or any enhanced benefits with respect to any Foreign Plan; and (v) each Foreign Plan has been funded in accordance with the terms of such Foreign Plan and liabilities with respect to such Foreign Plans that have been incurred prior to the date of the Financial Statements have been reflected in the Financial Statements to the extent required and in a manner consistent with Section 3.12(a).

3.31. Absence of Certain Changes. Since January 1, 2023 to the date of this Agreement, there has not occurred a Material Adverse Effect.

4. Representations and Warranties of the Commitment Parties. Each Commitment Party, as applicable, severally and not jointly, hereby represents and warrants to the Company, as of the Execution Date and as of the Plan Effective Date (except for representations and warranties made as of a specified date, which shall are made as of such date), as set forth in this Section 4.

4.1. Organization of Such Commitment Party. Such Commitment Party is a legal entity duly incorporated, organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), with full corporate, partnership, or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

4.2. Authority; No Conflict.

(a) Such Commitment Party (i) has the requisite corporate, partnership, limited liability company, or other organizational (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and each other Definitive Document to which such Commitment Party is (or will be) a party and (B) to perform its obligations and consummate the transactions contemplated hereby and thereby, and (ii) has taken all necessary corporate, partnership, limited liability company, or other organizational (as applicable) action required for (x) the due authorization, execution and delivery by such Commitment Party of this Agreement and (y) the performance and consummation of the transactions contemplated hereby by such Commitment Party. This Agreement and each other Definitive Document to which such Commitment Party is (or will be) a party has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party. This Agreement constitutes the legal, valid, and binding obligation of such Commitment Party, enforceable against such Commitment Party in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery by such Commitment Party of this Agreement, each other Definitive Document to which such Commitment Party is (or will be) a party, nor the performance or consummation by such Commitment Party of any of the transactions contemplated hereby and thereby will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation, breach or default of any provision of the Organizational Documents of such Commitment Party or in any material respect with any Law or regulation applicable to it; or (ii) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Encumbrance under, any Contract to which such Commitment Party is a party or by which such Commitment Party is bound or to which any of the properties or assets of such Commitment Party are subject; except in in the cases described in clause (ii), for any conflict, breach, violation, default, acceleration or Encumbrance which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

(c) Except (x) for Consents which have been obtained, notices which have been given and filings which have been made, and (y) where the failure to give any notice, obtain any Consent or make any filing would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially and adversely impact such Commitment Party’s performance or consummation of its obligations under this Agreement, such Commitment Party is not and will not be required to give any notice to, make any filing with, or obtain any Consent from, any Person in connection with the execution and delivery by such Commitment Party of this Agreement, each other Definitive Document to which such Commitment Party is (or will be) a party, or the consummation or performance by such Commitment Party of any of the transactions contemplated hereby and thereby.

4.3. Backstop Securities, Rights Offering Securities, Direct Allocation Share, and Cash-Out Issued Equity Not Registered. Each Commitment Party understands that (a) none of the Backstop Securities, Rights Offering Securities, Cash-Out Issued Equity, and Direct Allocation Shares have been registered under the Securities Act and (b) the Backstop Securities, Rights Offering Securities, Cash-Out Issued Equity, and Direct Allocation Shares are being offered and sold pursuant to a specific exemption from registration based in part upon such Commitment Party’s representations contained in this Agreement and cannot be sold by such Commitment Party unless subsequently registered under the Securities Act or an exemption from registration is available.

4.4. Acquisition for Own Account. Such Commitment Party is acquiring the Backstop Securities, Rights Offering Securities, Cash-Out Issued Equity, and/or Direct Allocation Shares, as applicable, for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act. Subject to the foregoing, by making the representations herein, such Commitment Party does not agree to hold its Backstop Securities, Rights Offering Securities, Cash-Out Issued Equity, and/or Direct Allocation Shares, as applicable, for any minimum or other specific term and reserves the right to dispose of its Backstop Securities, Rights Offering Securities, Cash-Out Issued Equity, and/or Direct Allocation Shares, as applicable, at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements under the Securities Act and any applicable state securities Laws.

4.5. Eligible Commitment Party. Such Commitment Party is an Accredited Investor or Qualified Institutional Buyer and has such knowledge and experience in financial and business matters that such Commitment Party is capable of evaluating the merits and risks of its investment in the Backstop Securities, Rights Offering Securities, Cash-Out Issued Equity, and/or Direct Allocation Shares, as applicable. Anything herein to the contrary notwithstanding, except with respect to Section 3.6 or with respect to the first sentence of this this Section 4.5, nothing contained in any of the representations, warranties, or acknowledgements made by any Commitment Party in this Section 4.5 will operate to modify or limit in any respect the representations and warranties of the Company Entities or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein (other than any statements made in reliance on information concerning and furnished by the Commitment Parties). Such Commitment Party understands and is able to bear any economic risks associated with such investment. Except for the information set forth in the Disclosure Statement and the representations and warranties expressly set forth in this Agreement, the RSA, and any other Definitive Document, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Company Entities.

4.6. Voteable Claims. Each Commitment Party has not entered into any Contract to Transfer, in whole or in part, any portion of its right, title or interest in such Company Claims/Interests where such Transfer would prohibit such Commitment Party from complying with the terms of this Agreement or the RSA.

4.7. No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than this Agreement and any Contract giving rise to the Commitment Expenses hereunder) that would give rise to a valid claim against any of the Company Entities for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering, the Cash-Out Offering or the sale of the Unsubscribed Securities.

4.8. Arm’s Length. Such Commitment Party acknowledges and agrees that (a) the Company Entities are acting solely in the capacities of arm’s-length contractual counterparties to such Commitment Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, such Commitment Party and (b) none of the Company Entities are advising such Commitment Party as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

4.9. Sufficiency of Funds. Each Commitment Party has the financial capacity to perform all of its obligations under this Agreement, including, on the Business Day on which the Deposit Deadline occurs, available funds sufficient to pay, as applicable, such Commitment Party’s Aggregate Purchase Price.

5. Covenants of the Company. The Company hereby agrees with the Commitment Parties as set forth in this Section 5.

5.1. Approval of this Agreement. The Equity Rights Offering Backstop Commitment Order or the Confirmation Order shall (a) authorize and approve (i) this Agreement and the execution, delivery and performance by the Debtor of this Agreement, (ii) the payment of the expenses and other amounts required to be paid by the Debtor hereunder (including the Put Option Premium and the Commitment Expenses), which shall constitute allowed super-priority administrative claims against the Debtor’s estate under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and (iii) the indemnification and contribution provisions set forth herein, (b) release and exculpate the Commitment Parties and their respective Affiliates and Representatives from any liability for participation in the transactions contemplated hereby or any of the other Contemplated Transactions in accordance with the RSA and the Plan, (c) authorize and approve all documents, instruments, agreements, and other materials entered into, delivered, distributed or otherwise used in connection with the Rights Offering and the Cash-Out Offering (including the Rights Offering Procedures and Common Equity Convenience Buyout Procedures), and (d) otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties; provided that the signature pages, exhibits, and schedules to any copy of this Agreement that is filed with the Bankruptcy Court shall be subject to redaction as the Requisite Commitment Parties determine, including redacting (w) the names of the Commitment Parties, (x) the Backstop Commitment Percentage or Direct Allocation Commitment Percentage, (y) any component of the Put Option Premium, and (z) any component of the Aggregate Purchase Price with respect to each Commitment Party.

5.2. Conditions Precedent. The Company shall, and shall cause the other Company Entities to, satisfy or cause to be satisfied all the conditions precedent set forth in Section 7.1 hereof and the Plan (including procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, Persons (including Governmental Bodies) which may be necessary or required on its part in order to consummate or effect the transactions contemplated herein); provided, however, that nothing contained in this Section 5.2 shall obligate the Company to waive any right or condition under this Agreement, the RSA, or any of the other Definitive Documents.

5.3. Notification. The Company shall: (a) on request by any of the Commitment Parties, (i) cause the Rights Offering Agent to notify each of the Commitment Parties in writing of the aggregate amount of Rights Offering Securities that the Rights Offering Participants have subscribed for pursuant to the Rights Offering as of the close of business on the Business Day preceding such request or the most recent practicable time before such request, as the case may be and (ii) cause the Cash-Out Agent to notify each of the Commitment Parties in writing of the aggregate amount of Sold Cash-Out Securities that the Cash-Out Offering Participants have elected to sell pursuant to the Cash-Out Offering as of the close of business on the Business Day preceding such request or the most recent practicable time before such request, as the case may be; and (b) following the Subscription Form and Funding Deadline, (i) cause the Rights Offering Agent and Cash-Out Agent, as applicable, to notify each of the Commitment Parties in writing, within seven (7) Business Days after the Subscription Form and Funding Deadline, of the aggregate amount of Unsubscribed Securities and Sold Cash-Out Securities and (ii) timely comply with their obligations under Section 1.5(a) hereof.

5.4. Use of Proceeds. The Company shall use the net cash proceeds from the sale of the Direct Allocation Shares, the Rights Offering Securities from the Rights Offering, and the sale of the Backstop Securities pursuant to this Agreement for the purposes identified in the Disclosure Statement and the Plan. For the avoidance of doubt, there shall be no net cash proceeds in connection with the Cash-Out Offering (including the purchase of the Sold Cash-Out Securities and issuance of the Cash-Out Issued Equity).

5.5. HSR Act and Foreign Regulatory Filings. The Company Entities and the applicable Commitment Parties, shall, as soon as practicable after the Execution Date, prepare and file all necessary documentation and effect all applications that are necessary under the HSR Act and with respect to any applicable foreign competition, antitrust, merger control, or foreign direct investment Laws, so that all applicable waiting periods shall have expired or been terminated thereunder and all required consents, authorizations, or approvals under the aforementioned laws have been obtained with respect to the purchase of the Direct Allocation Shares, the purchase of the Sold Cash-Out Securities, the issuance of the Cash-Out Issued Equity, the purchase of the Backstop Securities hereunder, the issuance and purchase of Rights Offering Securities in connection with the Rights Offering, or any of the other Contemplated Transactions in time for such transactions to be consummated within the timeframes contemplated hereunder and under the RSA, and not take any action, or fail to take any action, that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. The Company Entities shall bear all costs and expenses of the Company Entities in connection with the preparation or the making of any filing under the HSR Act or applicable foreign competition, antitrust, merger control, or foreign direct investment Laws, including any filing fees thereunder, and the Company shall reimburse the Commitment Parties for their fees and expenses (including attorneys’ fees and other legal fees and expenses) incurred in connection with the preparation of its portion of any such filings in accordance with the RSA.

5.6. Milestones. The Company shall, and shall cause the other Company Entities to, cause each of the Milestones set forth in the RSA to be satisfied (giving effect to any amendment, modification, supplement, or waiver of or to any of the Milestones that are made or provided in accordance with the terms of the RSA).

5.7. Conduct of Business.

(a) Except (x) as set forth in or contemplated by this Agreement or any other Definitive Document, (y), or with the prior written consent of the Requisite Commitment Parties, or (z) as set forth in Schedule 5.7, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause the Company Entities to, operate in the Ordinary Course of Business.

(b) The following shall be deemed to occur outside of the Ordinary Course of Business of the Company Entities and shall require the prior written consent of the Requisite Commitment Parties:

(i) entry into, or any material amendment, modification, termination, waiver, supplement, restatement, or other change to, any Material Contract (other than (A) any Material Contracts that are otherwise addressed by clause (iv) below, (B) any such amendment modification, waiver, supplement, restatement or other change that is no less favorable to the applicable Company Entities than the Contract prior thereto, or (C) any extension of a Material Contract on substantially similar terms in the ordinary course of business);

(ii) entry into, or any material amendment, modification, waiver, supplement, restatement or other change to, any employment agreement or arrangement with its officers or members of senior management to which any of the Company Entities is a party (other than (A) any such amendment, modification, waiver, supplement, restatement, or other change that is no less favorable to the Company Entities than the employment agreement as in effect prior thereto and (B) any extension of such an employment agreement or arrangement on substantially similar terms in the Ordinary Course of Business);

(iii) except as contemplated by the MIP Term Sheet, any (A) material increase in the benefits of or the compensation (whether in the form of salary, hourly rate, bonus, target bonus, equity award, severance, or otherwise) payable to any current or former employee, director, or individual independent contractor, or granting of any bonus, benefit payment (contingent or otherwise) or other direct or indirect compensation to any such individual, or (B) adoption or amendment of any agreement that has the effect of the foregoing;

(iv) the adoption, termination, or material amendment of any Benefit Plan or other management or employee incentive, bonus, benefit, termination pay, deferred compensation, retention, equity-based or equity plan, program, policy, agreement, or arrangement by any of the Company Entities;

(v) entry into, or any amendment, modification, waiver, supplement, restatement or other change to, any Contract between any Company Entity, on the one hand, and any director, officer, or greater than ten percent (10%) shareholder of the Company (other than any extension of a Contract on substantially similar terms in the ordinary course of business);

(vi) (A) make or change any material election in respect of Taxes or accounting policies of any of the Company Entities; (B) adopt or change any material method of accounting for Tax purposes; (C) file any amended Tax Return with respect to income or other material Taxes; (D) enter into any closing agreement with respect to income or other material Taxes; (E) settle or compromise any Tax claim, action, or assessment in respect of income or other material Taxes; (F) surrender any right to claim a refund, offset or other reduction of income or other material Taxes; (G) consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment; or (H) enter into any Contract in respect of income or other material Taxes with any Governmental Body; and

(vii) commencement, release, assignment, compromise, discharge, waiver, settlement, agreement to settle, or satisfaction of any material Proceeding.

(c) Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of any of the Company Entities.

5.8. Private Company.

(a) The Company shall use its commercially reasonable efforts to (i) emerge from the Chapter 11 Case on the Plan Effective Date as a private company and the Reorganized Common Equity shall not be listed on a public stock exchange, (ii) not be a public reporting company pursuant to the Exchange Act and the rules and regulations promulgated thereunder, nor shall it be voluntarily subjected to any reporting requirements promulgated by the SEC, and (iii) not be required to list the Reorganized Common Equity on a U.S. or any foreign stock exchange.

(b) To the extent the following actions have not been completed on or prior to the Plan Effective Date, the Company shall (i) take all actions reasonably necessary or desirable to delist the Existing Common Interests from the Nasdaq Global Select Market and to deregister under the Exchange Act as promptly as practicable in compliance with SEC rules, (ii) file post-effective amendments to terminate all of the Company’s effective registration statements under the Securities Act and deregister any and all unsold securities thereunder, (iii) file a Form 15 to terminate the Company’s registration under the Exchange Act and to suspend the Company’s reporting obligations under the Exchange Act with respect to the Existing Common Interests, and (iv) take all actions reasonably necessary or desirable to ensure (A) that the Reorganized Common Equity shall not be listed on a public securities exchange and that the Company shall not be required to list the Reorganized Common Equity on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the New Organizational Documents, as applicable, and (B) that the Company shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

5.9. Opportunity to Cure. Subject to and without limiting Section 1.5(c) hereof, the Company shall permit each Commitment Party to cure, and shall provide the opportunity to cure, within such time as determined by the Company in good faith to be appropriate, any failure to submit Subscription Forms in accordance with the Rights Offering Procedures, or any defect or irregularity in Subscription Forms or otherwise in connection with its exercise of Subscription Rights under the Rights Offering Procedures.

5.10. Company RSA Covenants. Each of the covenants and agreements set forth in Section 6 of the RSA (as in effect on the Execution Date) (collectively, the “Company RSA Covenants”), are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Company RSA Covenants shall be made so that the Company RSA Covenants can be applied in a logical manner in this Agreement), and the Company shall, and shall cause the Company Entities to, perform, abide by and observe, for the benefit of the Commitment Parties, all of the Company RSA Covenants as incorporated herein and modified hereby. The Company Entities shall not assert, or support any assertion by any third party, that the Company RSA Covenants, as incorporated herein and modified hereby, are not enforceable by the Commitment Parties by reason of the fact that the Company RSA Covenants are included in a Contract that was entered into by the Company Entities prior to the Petition Date or otherwise, or that the Requisite Commitment Parties shall be required to obtain relief from the automatic stay from the Bankruptcy Court as a condition to the right of the Requisite Commitment Parties to terminate this Agreement pursuant to Section 8(b) on account of a breach or violation of any of the Company RSA Covenants that has not been otherwise cured or waived in accordance with the RSA.

6. Covenants of the Commitment Parties.

6.1. Conditions Precedent. Each Commitment Party shall use its commercially reasonable efforts to satisfy or cause to be satisfied on or prior to the Plan Effective Date all of the conditions precedent applicable to such Commitment Party set forth in Section 7.2 hereof; provided, however, that nothing contained in this Section 6.1 shall obligate the Commitment Parties to waive any right or condition under this Agreement, the RSA, or any of the other Definitive Documents.

6.2. Commitment Party RSA Covenants. Each of the covenants and agreements set forth in Section 4 of the RSA (as in effect on the Execution Date) (collectively, the “Commitment Party RSA Covenants”), are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Commitment Party RSA Covenants shall be made so that the Commitment Party RSA Covenants can be applied in a logical manner in this Agreement), and the Commitment Parties shall perform, abide by and observe, for the benefit of the Company, all of the Commitment Party RSA Covenants as incorporated herein and modified hereby.

7. Conditions to Closing.

7.1. Conditions Precedent to Obligations of the Commitment Parties. The obligations of the Commitment Parties, as applicable, to purchase or cause to be purchased the Direct Allocation Shares pursuant to their respective Direct Allocation Commitments, subscribe for and purchase or cause to be subscribed for and purchased Rights Offering Securities and Backstop Securities pursuant to their respective Rights Offering Commitments and Backstop Commitments, and to provide the Cash-Out Funding for the Company to purchase Sold Cash-Out Securities, are subject to the satisfaction (or waiver in writing by the Requisite Commitment Parties in their sole discretion) of each of the following conditions prior to or on the Plan Effective Date:

(a) RSA. None of the following shall have occurred: (i) the RSA shall have been terminated in accordance with the provisions thereof by Consenting Senior Noteholders holding more than one-third of outstanding principal of Senior Notes; (ii) the RSA shall have been terminated in accordance with the provisions thereof by the Company as to Consenting Senior Noteholders holding more than one-third of outstanding principal of Senior Notes; (iii) the RSA shall have been invalidated or deemed unenforceable by an order of the Bankruptcy Court or any other Governmental Body; and (iv) a default shall have occurred or termination right shall have been triggered under the RSA and that would permit Consenting Senior Noteholders holding more than one-third of outstanding principal of Senior Notes on such date to terminate the RSA in accordance with its terms, except as has been waived or cured.

(b) Plan and Plan Supplement. (i) the Plan, as confirmed by the Bankruptcy Court, shall be consistent with the RSA and otherwise in form and substance reasonably acceptable to the Requisite Commitment Parties and (ii) the Plan Supplement (including all schedules, documents, and forms of documents contained therein or constituting a part thereof) shall be consistent with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Requisite Commitment Parties.

(c) Disclosure Statement Order. (i) the Bankruptcy Court shall have entered the Disclosure Statement Order, (ii) the Disclosure Statement Order shall be consistent with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Commitment Parties, and (iii) the Disclosure Statement Order shall be a Final Order (it being understood that the Confirmation Order may also be the Disclosure Statement Order for the purposes of this Section 7.1(c)).

(d) Equity Rights Offering Backstop Commitment Order. (i) the Bankruptcy Court shall have entered the Equity Rights Offering Backstop Commitment Order, (ii) the Equity Rights Offering Backstop Commitment Order shall be consistent with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Commitment Parties, and (iii) the Equity Rights Offering Backstop Commitment Order shall be a Final Order.

(e) Confirmation Order. (i) the Bankruptcy Court shall have entered the Confirmation Order, (ii) the Confirmation Order shall be consistent with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Commitment Parties, and (iii) the Confirmation Order shall be a Final Order. Without limiting the generality of the foregoing, the Confirmation Order shall contain the following specific findings of fact, conclusions of Law and Orders: (A) each of the Specified Issuances described in clauses (a)–(c) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to section 1145(a) of the Bankruptcy Code, except that any such Specified Issuances issued to an entity that is an “underwriter” with respect to such securities as that term is defined in Section 1145(b) of the Bankruptcy Codes shall be issued in reliance upon Section 4(a)(2) of the Securities Act; (B) each of the Specified Issuances described in clauses (d)–(g) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act; (C) the solicitation of acceptance or rejection of the Plan by the Commitment Parties and/or any of their respective Related Persons (if any such solicitation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Commitment Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code; and (D) the participation by the Commitment Parties and/or any of their respective Related Persons in the offer, issuance, sale, or purchase of any security offered, issued, sold, or purchased under the Plan (if any such participation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Commitment Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code.

(f) Conditions to Effectiveness of Plan. The conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived in accordance with the Plan) in accordance with the Plan, and the Plan Effective Date shall have occurred or shall occur substantially simultaneously with the Closing.

(g) Direct Allocation; Rights Offering and Backstop. (i) The issuance of the Direct Allocation Shares shall have been (or concurrently with the Closing will be) consummated pursuant to this Agreement, (ii) the Rights Offering shall have been conducted and consummated in accordance with the RSA and this Agreement, and (iii) all Rights Offering Securities and Backstop Securities shall have been (or concurrently with the Closing will be) sold in connection with the Rights Offering and/or pursuant to this Agreement.

(h) Cash-Out Offering. (i) The Sold Cash-Out Securities shall have been (or concurrently with the Closing will be) purchased by the Company (ii) the Cash-Out Issued Equity shall have been (or concurrently with the Closing will be) issued to the applicable Backstop Parties in accordance with this Agreement and (iii) the Cash-Out Offering shall have been conducted and consummated in accordance with the RSA and this Agreement.

(i) New Shareholders Agreement. (i) The Company and all Persons that receive shares of Reorganized Common Equity pursuant to the Plan (including pursuant to the Rights Offering or this Agreement) shall have been deemed, pursuant to the Plan, Confirmation Order, or otherwise, to be party to the New Shareholders Agreement, and (ii) the New Shareholders Agreement shall be (A) consistent with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Requisite Commitment Parties, and (B) in full force and effect.

(j) Other Definitive Documents. All Definitive Documents (other than those Definitive Documents described in a separate clause of this Section 7.1) shall (i) have been executed, delivered, and/or filed by the parties thereto, (ii) be consistent with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Commitment Parties, and (iii) be, concurrently with the Closing, in full force and effect.

(k) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding by a Governmental Body seeking any of the foregoing be commenced, pending or threatened in writing that could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions; nor shall there be any Law promulgated, enacted, entered, enforced, or deemed applicable to any of the Commitment Parties, the Company, or any of the other Company Entities which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including each of the Specified Issuances) illegal or void.

(l) Notices and Consents. All Governmental Body and material third party notifications, filings, waivers, authorizations, and other Consents, including Bankruptcy Court approval, necessary or required for the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions or the effectiveness of the Plan shall have been obtained and be in full force and effect.

(m) Representations and Warranties of the Company. Each of the (i) representations and warranties of the Company in this Agreement (other than the Fundamental Representations) shall be true and correct as set forth in Section 3 hereof, except to the extent that any such inaccuracy would not reasonably be expected to prohibit, materially delay, or materially and adversely impact the Company’s performance or consummation of its obligations under this Agreement or the Restructuring Transactions or otherwise have a Material Adverse Effect, and (ii) the Fundamental Representations shall be true and correct in all respects as set forth in Section 3, in each case of clauses (i) and (ii), at and as of the Execution Date and at and as of the Plan Effective Date as if made at and as of the Plan Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct as set forth in Section 3 (as contemplated by clause (i) or (ii), as applicable) only as of the specified date).

(n) Covenants. The Company and each of the other Company Entities shall have complied with all covenants as set forth herein (including the Company RSA Covenants incorporated herein by reference) that are applicable to the Company Entities, except to the extent that any non-compliance with such covenants would not reasonably be expected to prohibit, materially delay, or materially and adversely impact the Company’s or any other Company Entity’s performance or consummation of its obligations under this Agreement or the Restructuring Transactions or otherwise have a Material Adverse Effect on the Company Entities, taken as a whole.

(o) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(p) Commitment Expenses. The Company shall have paid all Commitment Expenses that remain unpaid as of the Plan Effective Date in accordance with the terms of this Agreement and the RSA.

(q) Put Option Premium. The Company shall have paid, or shall pay contemporaneously with the Closing, the Put Option Premium in accordance with Sections 1.7(a) and 1.7(b).

(r) Backstop Certificate. The Commitment Parties shall have received a Backstop Certificate in accordance with Section 1.5(a).

(s) No Registration; Compliance with Securities Laws. No Proceeding shall be threatened in writing by a Governmental Body or pending or before any Governmental Body or other Person that alleges that any of the Specified Issuances is not exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act.

(t) Company Officer’s Certificate. The Commitment Parties shall have received on and as of the Plan Effective Date a certificate of an executive officer of the Company confirming that the conditions set forth in Sections 7.1(m), 7.1(n), and 7.1(o) hereof have been satisfied.

(u) Valid Issuance. The Direct Allocation Shares, Rights Offering Securities, Cash-Out Issued Equity, and Backstop Securities shall be, upon issuance, validly issued, fully paid, non-assessable and free and clear of all Taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription rights, and similar rights, except for any restrictions on transfer as may be imposed by applicable securities Laws or, in the case of the Reorganized Common Equity, the terms of the New Shareholders Agreement, if any.

(v) Liquidity. The cash and cash equivalents and available commitments of the Company (excluding any amounts available under the Exit Facility) shall not be less than $10.0 million as of the Closing and, for the avoidance of doubt, after giving effect to the use of net cash proceeds (including the payment of all fees, expenses and any other such payments in connection with the Restructuring Transactions) from the Restructuring Transactions as authorized by the Plan.

7.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to sell the Direct Allocation Shares, Rights Offering Securities, and Backstop Securities, as applicable, to each of the applicable Commitment Parties, and to purchase the Sold Cash-Out Securities from the applicable Cash-Out Offering Participants and issue the Cash-Out Issued Equity to the applicable Backstop Parties pursuant to this Agreement are subject to the following conditions precedent, each of which may be waived in writing by the Company in its sole discretion:

(a) RSA. None of the following shall have occurred: (i) the RSA shall have been terminated in accordance with the provisions thereof by Consenting Senior Noteholders holding more than one-third of outstanding principal of Senior Notes; (ii) the RSA shall have been terminated in accordance with the provisions thereof by the Company as to Consenting Senior Noteholders holding more than one-third of outstanding principal of Senior Notes; (iii) the RSA shall have been invalidated or deemed unenforceable by an order of the Bankruptcy Court or any other Governmental Body; and (iv) a default shall have occurred or termination right shall have been triggered under the RSA that would permit the Company to terminate the RSA in accordance with its terms with respect to Consenting Senior Noteholders holding more than one-third of outstanding principal of Senior Notes on such date, except as has been waived or cured.

(b) Equity Rights Offering Backstop Commitment Order. The Bankruptcy Court shall have entered the Equity Rights Offering Backstop Commitment Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order.

(d) Conditions to Effectiveness of Plan. The conditions to the Plan Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Plan Effective Date shall have occurred or shall occur simultaneously with the Closing.

(e) Rights Offering. The Rights Offering shall have been consummated.

(f) Cash-Out Offering. The Cash-Out Offering shall have been consummated.

(g) No Injunctions or Restraints; Illegality. No Law shall have been promulgated, enacted, entered, enforced, or deemed applicable to the Commitment Parties, the Company or any other Company Entity which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including each of the Specified Issuances) illegal or void.

(h) Representations and Warranties and Covenants of the Commitment Parties. Each of the (i) representations and warranties of each Commitment Party in this Agreement shall be true and correct as set forth in Section 4 hereof, except to the extent that any inaccuracy with respect to such representations and warranties would not reasonably be expected to prohibit, materially delay or materially and adversely impact the Commitment Parties’ performance or consummation of their obligations under this Agreement or the applicable Restructuring Transactions (taken as a whole) and (ii) each Commitment Party shall have complied with all covenants in this Agreement applicable to it, except to the extent that any non-compliance would not reasonably be expected to prohibit, materially delay, or materially and adversely impact the Commitment Parties’ performance or consummation of its obligations under this Agreement (taken as a whole).

8. Termination.

(a) Unless earlier terminated in accordance with the terms of this Agreement, this Agreement (including the Direct Allocation Commitments, the Rights Offering Commitments, and the Backstop Commitments contemplated hereby) shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earlier to occur of:

(i) the Bankruptcy Court enters an Order converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, appointing a trustee or custodian for the Debtor or dismissing the Chapter 11 Case; and

(ii) the date of any termination of the RSA with respect to all parties thereto (except if the RSA terminates as a result of the occurrence of the Plan Effective Date in accordance with Section 11.05 the RSA).

(b) This Agreement (including the Direct Allocation Commitments, the Rights Offering Commitments, and the Backstop Commitments contemplated hereby) may be terminated and the transactions contemplated hereby may be abandoned at any time by the Commitment Parties effective immediately upon the giving by the Requisite Commitment Parties of written notice of termination to the Company:

(i) if (A) the Company or any of the other Company Entities shall have breached any of their respective representations or warranties or failed to perform any covenants or other obligations contained in this Agreement (including covenants incorporated into this Agreement by reference), or any representation or warranty of the Company in this Agreement shall have been untrue when made and (B) any such breach, failure to perform, or occurrence referred to in clause (A) above (x) would result in a failure of a condition set forth in Section 7.1 and (y) is not curable by the Milestone for the Plan Effective Date in the RSA (as may be extended or waived in accordance with the RSA) or is not cured or performed within ten (10) Business Days after receipt of a reasonably detailed written notice of such breach, failure, or occurrence is given to the Company by the Requisite Commitment Parties; provided, however, that the Requisite Commitment Parties shall not have the right to terminate this Agreement pursuant to this Section 8(b)(i) if they failed to perform any material covenant or other material obligations under this Agreement that caused the failure of any condition set forth in Section 7.1 from being satisfied;

(ii) if any of the conditions set forth in Section 7.1 hereof become incapable of fulfillment by the Milestone for the Plan Effective Date in the RSA (as may be extended or waived in accordance with the RSA);

(iii) if the RSA has been terminated by Consenting Senior Noteholders holding more than one-third of outstanding principal of Senior Notes;

(iv) if the Company or any of the other Company Entities (including by or through any of their Representatives) (A) enters into, or publicly announces its intention to enter to, a definitive agreement with respect to any Alternative Restructuring Proposal (as defined in the RSA), (B) files any pleading or document (including with the Bankruptcy Court) agreeing to, evidencing its intention to support, or otherwise supporting, any Alternative Restructuring Proposal, or (C) consummates any Alternative Restructuring Proposal;

(v) if a Funding Default shall occur and Non-Defaulting Commitment Parties and/or Substitute Purchasers do not elect to commit to purchase or cause to be purchased all of the Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) in accordance with Section 1.5(c) and Section 1.5(d);

(vi) if any Law or Order has been enacted or entered by any Governmental Body that operates to prevent, restrict, or impair the implementation of the Rights Offering, the Cash-Out Offering, the issuance of the Direct Allocation Shares pursuant to this Agreement, or any of the Contemplated Transactions;

(vii) if the Closing shall not occur on or prior to the Milestone for the Plan Effective Date in the RSA (as may be extended or waived in accordance with the RSA);

(viii) if there has occurred, since the date of this Agreement, a Material Adverse Effect;

(ix) if any Company Entity, without the consent of the Requisite Commitment Parties (A) commences a voluntary case under the Bankruptcy Code other than the Chapter 11 Case; (B) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Entity or the property or assets of any Company Entity; (C) seeks any arrangement, adjustment, protection, or relief of its debts other than the Chapter 11 Case; or (D) makes any general assignment for the benefit of its creditors; or

(x) if (A) an involuntary case against any Company Entity is commenced under the Bankruptcy Code that is not dismissed or withdrawn within seven (7) Business Days or (B) a court of competent jurisdiction enters a ruling, judgment, or Order and such order is not reversed after seven (7) Business Days from entry that appoints, or that authorizes or permits the taking of possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of any Company Entity, any Equity Interests held by any Company Entity, or a material portion of the property or assets of any Company Entity.

(c) This Agreement (including the Direct Allocation Commitments, the Rights Offering Commitments, and the Backstop Commitments hereunder) may be terminated at any time by the Company effective immediately upon the Company’s giving of written notice of termination to the Commitment Parties if:

(i) (A) any of the Commitment Parties shall have breached or failed to perform any of their respective representations, warranties, covenants, or other obligations contained in this Agreement, or any representation or warranty of any of the Commitment Parties in this Agreement shall have been untrue when made, and (B) any such breach, failure to perform or occurrence referred to in clause (A) above (x) would result in a failure of a condition set forth in Section 7.2 and (y) is not curable, or is not cured or performed within ten (10) Business Days after the Company provides the Requisite Commitment Parties with a reasonably detailed written notice of such breach, failure, or occurrence; provided, however, that if a Funding Default or any other breach, failure to perform, or occurrence referred to in clause (A) above shall occur, the Company shall not be permitted to terminate this Agreement and the transactions contemplated hereby pursuant to this Section 8(c) unless, in the case of a Funding Default, Non-Defaulting Commitment Parties do not elect to commit to purchase or cause to be purchased all of the Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) in accordance with Section 1.5(c) and one or more Substitute Purchasers do not agree to purchase all of the Default Securities (or, with respect to any Cash-Out Funding, to fund to the Company to purchase) that Non-Defaulting Commitment Parties have not elected to commit to purchase or cause to be purchased; or

(ii) if any Law or Order has been enacted or entered by any Governmental Body that operates to prevent, restrict, or impair the implementation of the Rights Offering, the Cash-Out Offering, the issuance of the Direct Allocation Shares pursuant to this Agreement, or any of the Contemplated Transactions.

(d) This Agreement (including the Direct Allocation Commitments, the Rights Offering Commitment, and the Backstop Commitments contemplated hereby) may be terminated at any time by written consent of the Company and the Requisite Commitment Parties.

(e) Within five (5) Business Days following the termination of this Agreement, the Company shall pay the Put Option Premium, in cash, to the Commitment Parties as set forth on Schedule 1 and Schedule 2 hereto, by wire transfer of immediately available funds to an account designated by each Commitment Party; provided, however, that the Put Option Premium shall not be payable in the event of (i) a termination of this Agreement by the Company pursuant to Section 8(c)(i), (ii) a termination of this Agreement pursuant to Section 8(a)(ii) as a result of a termination of the RSA by the Company pursuant to Section 11.02(a) of the RSA, (iii) a termination of this Agreement pursuant to Section 8(a)(ii) as a result of a termination of the RSA by the Consenting Senior Noteholders pursuant to Section 11.01(g) of the RSA or a termination of this Agreement by the Commitment Parties pursuant to Section 8(b)(vii), in either case, if the failure to meet such Milestone is a result of the material breach by the Commitment Parties of their respective obligations under this Agreement or the RSA; or (iv) any termination of this Agreement by the Company that is the direct result of the material breach of or material failure of the Commitment Parties to perform any representation, warranty, covenant, or other obligations under this Agreement.

(f) In the event of a termination of this Agreement in accordance with this Section 8 at a time after all or any portion of the Aggregate Purchase Price has been deposited or caused to be deposited with the Subscription Agent by or on behalf of any of the Commitment Parties or all or any portion of the aggregate Cash-Out Price or Purchase Price for Default Securities that any of the Commitment Parties elects to commit to purchase or cause to be purchased (or, with respect to any Cash-Out Funding, to fund to the Company to purchase), the Commitment Parties that have deposited or caused to be deposited such Aggregate Purchase Price (or portion thereof) or such aggregate Cash-Out Price or Purchase Price

(or portion thereof) shall be entitled to the return of such amount. In such a case, the applicable Commitment Parties and the Company hereby agree to execute and deliver to the Subscription Agent, promptly after the effective date of any such termination (but in any event no later than two (2) Business Days after any such effective date), a letter instructing the Subscription Agent to pay to each applicable Commitment Party, by wire transfer of immediately available funds to an account designated by such Commitment Party, the amount of Aggregate Direct Allocation Purchase Price, Aggregate Purchase Price, aggregate Cash-Out Price, and/or aggregate Purchase Price for Default Securities that such Commitment Party is entitled to receive pursuant to this Section 8(f).

(g) In the event of a termination of this Agreement in accordance with this Section 8, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 2.2, 8, 9, 11, 12, and 13 hereof (and any defined terms used in any such Sections (but solely to the extent used in any such Sections))).

9. Indemnification.

(a) Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated, the Company and its Subsidiaries (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall jointly and severally indemnify and hold harmless (i) each of the Commitment Parties, (ii) each of the Affiliates, stockholders, equity holders, members, partners, general partners, managers of each of the Commitment Parties, and (iii) with respect to each of the Persons in the foregoing clauses (i) and (ii), each of their respective Representatives and controlling persons (each, in such capacity, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, penalties, judgments, and settlements, whether or not related to a third party claim, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of, arising out of, or related to, a claim asserted by a third-party arising out of or relating to this Agreement, the Direct Allocation Commitments, the Direct Allocation Shares, the Cash-Out Funding, the Rights Offering Commitments, the Backstop Commitments, the payment of the Put Option Premium, the use of the proceeds of the Rights Offering, the Backstop Securities, the Cash-Out Funding, the purchase by the Company of the Sold Cash-Out Securities and subsequent issuance to the applicable Backstop Parties of the Cash-Out Issued Equity, the sale of the Direct Allocation Shares and the Rights Offering Securities, the Rights Offering, the Plan (or the solicitation thereof), the Restructuring Transactions, the Chapter 11 Case, or the transactions contemplated hereby or thereby or any of the other Contemplated Transactions, or any claim, litigation, investigation or other Proceeding relating to or arising out of any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, whether or not such proceedings are brought by the Company Entities, their respective equity holders, Affiliates, creditors, or any other Person, and to pay and/or reimburse each such Indemnified Party for the reasonable and documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to, preparing to defend, or defending any of the foregoing (collectively, “Losses”); provided that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses (i) to the extent arising from a breach by a Commitment Party of this Agreement, (ii) as to a Defaulting Commitment Party or any Indemnified Party related thereto, or (iii) to the extent they are determined by a final, non-appealable decision by a court of competent jurisdiction (including the Bankruptcy Court) to have resulted from any act by such Indemnified Party that constitutes fraud, bad faith, gross negligence or willful misconduct. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Parties, on the one hand, and such Indemnified Party, on the other hand, but also the relative fault of the Indemnifying Parties, on the one hand, and such Indemnified Party, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Parties, on the one hand, and all Indemnified Parties, on the other hand, shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Indemnifying Parties pursuant to the sale of the maximum number of Backstop Securities to the Backstop Parties pursuant to this Agreement bears to (ii) the Put Option Premium. The Indemnifying Parties also agree that no Indemnified Party shall have any liability based on their comparative or contributory negligence to the Indemnifying Parties, any Person asserting claims on behalf of or in the right of any of the Indemnifying Parties, or any other Person in connection with an Action. The terms set forth in this Section 9 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The indemnity obligations of the Indemnifying Parties under this Section 9 are in addition to, and do not limit, the Company’s obligations under Section 2.2 and Section 8 and are in all respects subject to the limitations set forth in the second and third sentences set forth in Section 13.7 hereof.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any Proceeding with respect to which such Indemnified Party may be entitled to indemnification hereunder (“Actions”), such Indemnified Party will, if a claim is to be made hereunder against any Indemnifying Party in respect thereof, notify the Company in writing of the commencement thereof; provided that (i) the omission to so notify the Company will not relieve any Indemnifying Party from any liability it may have hereunder except to the extent (and solely to the extent) such Indemnifying Party has been actually and materially prejudiced by such failure, and (ii) the omission to so notify the Company will not relieve the Indemnifying Party from any liability that it may have to an Indemnified Party otherwise than on account of this Section 9. In case any such Actions are brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, if the Indemnifying Party commits in writing to fully indemnify and hold harmless the Indemnified Party with respect to such Actions, without regard to whether the Plan Effective Date occurs, the Indemnifying Party will be entitled to participate in such Actions, and, to the extent that the Indemnifying Party elects by written notice delivered to such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, provided that if the defendants in any such Actions include both such Indemnified Party and one or more Indemnifying Parties and such Indemnified Party shall have reasonably concluded based on the advice of outside legal counsel that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Party. Following the date of receipt by an Indemnified Party of such indemnification commitment from the Indemnifying Party and notice from the Indemnifying Party of its election to assume the defense of such Actions and approval by such Indemnified Party of counsel, the Indemnifying Party(ies) shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party in connection with the defense thereof after such date (other than reasonable costs of investigation and monitoring) unless (w) such Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (x) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party at the Indemnifying Party’s expense within a reasonable time (such reasonable time shall not be less than 15 days) after notice of commencement of the Actions, (y) after the Indemnifying Party assumes the defense of such Actions, such Indemnified Party reasonably determines that the Indemnifying Party is failing to diligently defend against such Actions in good faith and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (z) the Company shall have authorized in writing the employment of counsel for such Indemnified Party.

(c) The Indemnifying Party shall not, without the prior written consent of an Indemnified Party, effect any settlement, compromise or other resolution of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Party unless such settlement, compromise or other resolution (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on the claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. The Indemnifying Party(ies) shall not be liable for any settlement of any Action effected by any Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Action is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Actions, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by any of the Indemnifying Parties hereunder in accordance with, and subject to the limitations of, this Section 9.

10. Survival. The representations, warranties, covenants, and agreements made in this Agreement shall not survive the Closing except to the extent that covenants and agreements made in this Agreement by their terms are to be satisfied or complied with after the Closing, which covenants and agreements (but only to such extent) shall survive until fully satisfied or complied with in accordance with their terms.

11. Amendments and Waivers. Any term of this Agreement or the Rights Offering Procedures or Common Equity Convenience Buyout Procedures may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification to this Agreement, by the Requisite Commitment Parties and the Company, in the case of an amendment to the Rights Offering Procedures or Common Equity Convenience Buyout Procedures, with the prior written consent of the Requisite Commitment Parties and the Company, or in the case of a waiver, by the Requisite Commitment Parties (if compliance by the Company or other Company Entities is being waived) or by the Requisite Commitment Parties and the Company (if compliance by any of the Commitment Parties is being waived); provided, however, that:

(a) Schedule 1 and Schedule 2 hereto may be updated in accordance with the terms of Section 13.1 hereof;

(b) any amendment or modification to this Agreement or the Rights Offering Procedures or Common Equity Convenience Buyout Procedures that would, directly or indirectly, change or have the effect of changing the Direct Allocation Shares, Direct Allocation Purchase Price, Aggregate Direct Allocation Purchase Price, Cash-Out Funding, or the Direct Allocation Commitment Percentage of any Commitment Party, in each case, shall require the prior written consent of such Commitment Party;

(c) any amendment or modification to this Agreement, the Rights Offering Procedures, or the Common Equity Convenience Buyout Procedures that would, directly or indirectly, (i) change or have the effect of changing the Backstop Commitment Percentage of any Commitment Party, Purchase Price, or Cash-Out Price, (ii) decrease the Put Option Premium or adversely modify the payment thereof, or (iii) increase the Backstop Commitment of any Commitment Party, in each case, shall require the prior written consent of such Commitment Party;

(d) any amendment or modification to the definition of “Aggregate Purchase Price” or the allocation of the Put Option Premium among the Commitment Parties shall (in any such case) require the prior written consent of each Commitment Party adversely affected thereby;

(e) any amendment, modification, or waiver to this Agreement, the Rights Offering Procedures, or the Common Equity Convenience Buyout Procedures that would adversely affect any of the rights or obligations (as applicable) of any Commitment Party set forth in this Agreement, the Rights Offering Procedures, or the Common Equity Convenience Buyout Procedures in a manner that is different or disproportionate in any material respect from the effect on the comparable rights or obligations (as applicable) of the Requisite Commitment Parties set forth in this Agreement, the Rights Offering Procedures, or the Common Equity Convenience Buyout Procedures (other than in proportion to the amount of the Direct Allocation Commitments and Backstop Commitments held by each of the Commitment Parties) shall also require the written consent of such affected Commitment Party;

(f) any changes to the definitions of “Put Option Premium”, “Backstop Premium”, “Direct Allocation Premium”, “Rights Offering Amount”, “Direct Allocation Amount”, “Total Offering Amount”, “Requisite Commitment Parties”, “Rights Offering Participants”, “Aggregate Direct Allocation Shares”, “Common Equity Convenience Buyout Cap”, or “Cash-Out Offering Participants” shall require the consent of each Commitment Party; and

(g) any modification or amendment to this Section 11 shall require the consent of all parties hereto,

in each case, except to the extent that any such amendment is made for the purposes of (i) correcting an error or omission of a technical nature or (ii) curing any ambiguity, omission, defect, or inconsistency. No delay on the part of any party in exercising any right, power, or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power, or privilege pursuant to this Agreement, or any single or partial exercise of any right, power, or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

12. Notices, etc. Except as otherwise expressly provided in this Agreement, all notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided, made, or received (a) when sent by electronic mail (“e-mail”), (b) when delivered personally, (c) one (1) Business Day after deposit with an overnight courier service, or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid, in any such case to the parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified by like notice):

if to a Commitment Party, at:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:  Jacob A. Adlerstein

      Sean A. Mitchell

      Joshua A. Esses

Email:     jadlerstein@paulweiss.com

      smitchell@paulweiss.com

      jesses@paulweiss.com

if to the Company, at:

Cutera, Inc.

3240 Bayshore Blvd.

Brisbane, CA 94005

Attention:  Stephana E. Patton

Email:    SPatton@cutera.com

with copies to:

Ropes & Gray, LLP

1211 Avenue of Americas

New York, NY 10036-8704

Attention: Ryan Preston Dahl

     Natasha S. Hwangpo

     Sam Badawi

Email:   Ryan.Dahl@ropesgray.com

     Natasha.Hwangpo@ropesgray.com

     Sam.Badawi@ropesgray.com

provided, however, that no notice, request, demand, document, or other communication delivered pursuant to clause (b), clause (c), or clause (d) above shall be deemed to have been duly given, provided, made, or received unless and until the sending party notifies the receiving party by e-mail of such delivery (including a reasonable description thereof).

13. Miscellaneous.

13.1. Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Commitment Parties. Notwithstanding the immediately preceding sentence, any Commitment Party’s rights, obligations, or interests hereunder, including its Direct Allocation Commitment, may be freely assigned or transferred, in whole or in part, by such Commitment Party to (a) any other Commitment Party, (b) any Affiliate of a Commitment Party, or (c) any other Person not referred to in clause (a) or clause (b) above so long as such Person is approved in writing by the Requisite Commitment Parties and the Company, such approval not to be unreasonably withheld, conditioned, or delayed, prior to such assignment, delegation, or transfer and shall be deemed granted if not denied by the Company or the Requisite Commitment Parties within four (4) Business Days after the assigning Commitment Party provides written notice to the other Commitment Parties and the Company (for purposes of this clause (c), the Commitment Party proposing to make such assignment or transfer, and all of its Affiliates, shall be deemed to be Defaulting Commitment Parties for purposes of determining whether the definition of “Requisite Commitment Parties” has been satisfied). Any such assignee (x) shall assume the obligations of the assigning Commitment Party hereunder and, if such assignee is not already a Commitment Party, agrees in writing, pursuant to a Joinder Agreement, prior to such assignment to be bound by the terms hereof in the same manner as the assigning Commitment Party (which writing shall contain a certification from the assignee as to the accuracy of the representations and warranties made by each Commitment Party in Section 4 hereof as applied to such assignee), and (y) of a Direct Allocation Commitment, a Rights Offering Commitment, or a Backstop Commitment must be an Accredited Investor or Qualified Institutional Buyer. Following any assignment described in the immediately preceding sentence, Schedule 1 and/or Schedule 2 hereto shall be updated by the Commitment Parties accordingly (in consultation with the Company) (it being understood and agreed that (1) updates to Schedule 1 hereto shall not result in an overall change to the aggregate Backstop Commitment Percentages for all Backstop Parties and (2) updates to Schedule 2 hereto shall not result in an overall change to the aggregate Direct Allocation Commitment Percentage or Aggregate Direct Allocation Purchase Price for all Direct Allocation Parties). Any update to Schedule 1 and/or Schedule 2 hereto described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, unless otherwise agreed in any instance by the Company and the Requisite Commitment Parties (for purposes of this sentence, the Commitment Party making such assignment, and all of its Affiliates, shall be deemed to be Defaulting Commitment Parties for purposes of determining whether the definition of “Requisite Commitment Parties” has been satisfied), no assignment of obligations by a Commitment Party to an Affiliate of such Commitment Party will relieve the assigning Commitment Party of its obligations hereunder if any such Affiliate assignee fails to perform such obligations. Notwithstanding the foregoing, the Commitment Parties shall be permitted to make designations in accordance with Section 2.1(c).

13.2. Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any such determination of invalidity, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.3. Entire Agreement. Except as expressly set forth herein, this Agreement and the RSA constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

13.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Agreement.

13.5. Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

13.6. Submission to Jurisdiction. Each party to this Agreement hereby (a) consents to submit itself to the personal jurisdiction of the Bankruptcy Court, the federal court of the Southern District of New York or any state court located in New York County, State of New York in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion to dismiss on the grounds of forum non conveniens, and (c) agrees that it will not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Bankruptcy Court, the federal court of the Southern District of New York or any state court located in New York County, State of New York; provided, however, that, to the extent applicable, during the pendency of the Chapter 11 Case, all such Proceedings shall be brought in the Bankruptcy Court; provided further that if the Bankruptcy Court lacks jurisdiction, the parties consent and agree that such Proceedings shall be brought in another court referenced in clause (a) of this Section 13.6.

13.7. Waiver of Trial by Jury; Waiver of Certain Damages. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by Law, the Company and each Commitment Party hereby waives, on its own behalf and, with respect to the Company, on behalf of each other Company Entities, any right which it may have to claim or recover in any Proceeding referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Company and each Commitment Party (a) certifies, as to itself, that none of the other Commitment Parties nor any Representative of any of the Commitment Parties, nor the Company has represented, expressly or otherwise, that the other Commitment Parties or the Company would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Agreement, the Company and the other Commitment Parties are relying upon, among other things, the waivers and certifications contained in this Section 13.7.

13.8. Further Assurances. From time to time after the Execution Date, the parties hereto will execute, acknowledge, and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

13.9. Specific Performance. The Company and the Commitment Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at Law would not be adequate to compensate the non-breaching party. Accordingly, the Company and the Commitment Parties agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an Proceeding or Proceedings for damages but also by an Proceeding or Proceedings for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. The Company and each of the Commitment Parties hereby waives any defense that a remedy at Law is adequate and any requirement to post bond or other security in connection with Proceedings instituted for injunctive relief, specific performance, or other equitable remedies.

13.10. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

13.11. Interpretation; Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any regulation, holding, rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

13.12. Several, Not Joint, Obligations. The representations, warranties, covenants and other obligations of the Commitment Parties under this Agreement are, in all respects, several and not joint or joint and several, such that no Commitment Party shall be liable or otherwise responsible for any representations, warranties, covenants, or other obligations of any other Commitment Party, or any breach or violation thereof.

13.13. Disclosure. Unless otherwise required by applicable Law, the Company will not, and will ensure that the other Company Entities do not, disclose to any Person (including by filing a copy of this Agreement with the Bankruptcy Court) any of the information set forth on each of the Commitment Parties’ signature pages, Schedule 1 hereto, or Schedule 2 hereto, except for (a) disclosures made with the prior written consent of each Commitment Party whose information will be disclosed, (b) disclosures to the Company’s Representatives in connection with the transactions contemplated hereby and subject to their agreement to be bound by the confidentiality provisions hereof, and (c) disclosures to parties to this Agreement solely for purposes of calculating the Adjusted Backstop Commitment Percentage of a Non-Defaulting Commitment Party and/or the Adjusted Direct Allocation Commitment Percentage of a Non-Defaulting Commitment Party.

13.14. No Recourse Party. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Commitment Parties may be partnerships or limited liability companies, the Company and the Commitment Parties covenant, agree, and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders, or equity holders of any Commitment Party, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders, or controlling persons of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Commitment Party under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

13.15. Settlement Discussions. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce the terms of this Agreement.

13.16. No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties with respect to Section 9 hereof and (b) each No Recourse Party with respect to Section 13.14 hereof.

13.17. Arm’s Length. The Company acknowledges and agrees that the Commitment Parties are acting solely in the capacity of arm’s length contractual counterparties to the Company with respect to the transactions contemplated hereby and the other Contemplated Transactions (including in connection with determining the terms of the Rights Offering and Cash-Out Offering) and not as financial advisors or fiduciaries to, or agents of, the Company, the other Company Entities, or any other Person. Additionally, the Commitment Parties are not advising the Company, the other Company Entities, or any other Person as to any legal, Tax, investment, accounting, or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and the other Contemplated Transactions, and the Commitment Parties shall have no responsibility or liability to the Company or any other Company Entity with respect thereto. Any review by the Commitment Parties of the business, financial condition or affairs of the Company or the other Company Entities, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Company or the other Company Entities.

14. Definitions.

14.1. Definitions in the RSA. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the RSA (as in effect on the Execution Date).

14.2. Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:

“Accredited Investor” shall have the meaning given to it in Rule 501(a) of the Securities Act.

“Adjusted Backstop Commitment Percentage” means, with respect to any Non-Defaulting Commitment Party, a fraction, expressed as a percentage, the numerator of which is the Backstop Commitment Percentage of such Non-Defaulting Commitment Party and the denominator of which is the sum of the Backstop Commitment Percentages of all Non-Defaulting Commitment Parties.

“Adjusted Direct Allocation Commitment Percentage” means, with respect to any Non-Defaulting Commitment Party, a fraction, expressed as a percentage, the numerator of which is the Direct Allocation Commitment Percentage of such Non-Defaulting Commitment Party and the denominator of which is the sum of the Direct Allocation Commitment Percentages of all Non-Defaulting Commitment Parties.

“Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by Contract or otherwise). A Related Fund of any Person shall be deemed to be the Affiliate of such Person.

“Aggregate Purchase Price” means, with respect to each Commitment Party, to the extent applicable, such Commitment Party’s Aggregate Backstop Purchase Price, Aggregate Direct Allocation Purchase Price, Aggregate Rights Offering Purchase Price, and Cash-Out Funding.

“Allowed” shall have the meaning given to it in the Plan.

“Anti-Corruption Laws” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Governmental Body.

“Backstop Commitment Percentage” means, with respect to any Backstop Party, the percentage set forth opposite the name of such Backstop Party under the heading “Backstop Commitment Percentage” on Schedule 1 hereto, as such percentage may be modified from time to time in accordance with the terms hereof; and “Backstop Commitment Percentages” means the Backstop Commitment Percentages of all of the Backstop Parties collectively.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Case and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

“Cash-Out Agent” means Kurtzman Carson Consultant, LLC d/b/a Verita Global.

“Cash-Out Deadline” means the date that is thirty-five (35) days after the Petition Date, or otherwise has the meaning given to such term in the Common Equity Convenience Buyout Procedures.

“Cash-Out Offering Participants” means each holder of Allowed Senior Notes Claims that is not a Commitment Party.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Expenses” means (i) the reasonable means the reasonable and documented prepetition and postpetition fees, costs and out-of-pocket expenses incurred or accrued by the Commitment Parties, including, without limitation, those of: (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Commitment Parties; (b) Porter Hedges LLP, as co-counsel to the Commitment Parties; and (c) Centerview Partners LLC, as financial advisor and investment banker to the Commitment Parties, and (ii) any such fees, costs, or out-of-pocket expenses incurred in connection with any Proceeding (including the filing of any lawsuit, or the assertion in the Chapter 11 Case of a request for reimbursement) taken by any Commitment Party that results in a non-appealable final judgment for the Commitment Parties to collect any unpaid amounts described in subsection (i) of this definition.

“Common Equity Convenience Buyout Procedures” means the procedures governing the Cash-Out Offering, which shall be in form and substance acceptable to the Requisite Commitment Parties and the Company and shall provide, among other things, that any Cash-Out Offering Participant (i) that exercises its Subscription Rights may not exercise its Cash-Out Rights and (ii) shall return its cash-out election form to the Cash-Out Agent no later than the Subscription Form and Funding Deadline in order to exercise its Cash-Out Rights.

“Company Entity” means each of the Company and each of its Subsidiaries and Affiliates.

“Consent” means any consent, waiver, approval, Order, or authorization of, or registration, declaration, or filing with or notice to, any Governmental Body or other Person.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, the RSA, the Disclosure Statement, the Rights Offering Procedures, the Common Equity Convenience Buyout Procedures, the Plan, and/or the other Definitive Documents.

“Contract” means any agreement, contract, obligation, promise, undertaking or understanding, whether written or oral.

“Direct Allocation Commitment Percentage” means, with respect to any Direct Allocation Party, the percentage set forth opposite the name of such Direct Allocation Party under the heading “Direct Allocation Commitment Percentage” on Schedule 2 hereto, as such percentage may be modified from time to time in accordance with the terms hereof; and “Direct Allocation Commitment Percentages” means the Direct Allocation Commitment Percentages of all of the Direct Allocation Parties collectively.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all applicable Laws relating to pollution or protection of natural resources or the environment, or the generation, use, treatment, storage, handling, transportation or Release of, or exposure to, Hazardous Substances, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and other similar federal, state, provincial, and local statutes.

“Equity Interests” means, with respect to any Person, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person (in each case whether or not arising under or in connection with any employment agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“FDA” means the United States Food and Drug Administration.

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended and is in full force and effect, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such Order, or has otherwise been dismissed with prejudice.

“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3(a), 3.3(b), 3.5, 3.6, and 3.7 hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Authorization” means any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, Order, privilege, franchise, membership, entitlement, exemption, filing or registration by, with, or issued by, any Governmental Body.

“Governmental Body” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

“Government Official” means (i) any official, employee, agent, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Body, (ii) any official, employee, agent, or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Body or (iii) any official, employee, agent, or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Hazardous Substance” means any toxic or hazardous material, substance or waste regulated under any Environmental Laws, including petroleum, any per- or polyfluoroalkyl substances, any polychlorinated biphenyls, radon, and any asbestos.

“Health Care Laws” mean, collectively, the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. Section 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. Section 3729 et seq.), the administrative False Claims Law (42 U.S.C. Section 1320a-7b(a)), the Stark law (42 U.S.C. Section 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), the exclusion laws (42 U.S.C. Section 1320a-7), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, the regulations promulgated pursuant to such laws, and any other state, federal or foreign law, regulation, or other issuance which imposes requirements on the manufacturing, development, testing, labeling, advertising, marketing, or distribution of medical devices, kickbacks, patient, or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, exclusion of individuals or companies from government health care programs, quality, safety, privacy, security, licensure, or any other aspect of providing health care or medical products or services.

“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise and other items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection; (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State; or (c) any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. State Department, the United Nations, Canada, the European Union, the United Kingdom, or any other applicable economic sanctions.

“IP Rights” means, as they exist anywhere in the world, whether registered or unregistered, any and all: (a) patents and applications therefor (including all continuations, divisionals, revisions, extensions, reexaminations, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, and extensions thereof); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, taglines, and other source or business identifiers, together with translations, adaptations, derivations, and combinations thereof (in each case, whether registered or unregistered), including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) domain names and social media accounts; (d) copyrights and rights in original works of authorship, whether or not registered or published, all registrations and recordations thereof, and all applications for registration or recordation in connection therewith, along with all reversions, extensions, renewals and restorations thereof and all moral rights in connection with all of the foregoing; (e) trade secrets, know-how, inventions, processes, procedures, databases, and other confidential business information (including confidential financial and marketing plans, customer and supplier lists, and pricing and cost information), and other proprietary information and rights; (f) software, firmware, microcode, operating systems, applications and embedded applications, computer programs and other software programs, including all source code, object code, specifications, data, databases and data collections, designs, descriptions, schematics and documentation, including user documentation, user manuals and training materials, files, related to any of the foregoing; (g) all other similar intellectual property or intangible proprietary rights to the foregoing (in whatever form or medium); and (h) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation, or other violation of any of the foregoing.

“IRS” means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

“Joinder Agreement” means a Joinder Agreement substantially in the form attached hereto as Exhibit A.

“Knowledge of the Company” means the knowledge of Taylor C. Harris, Stuart Drummond, Jeff Jones, Stephana Patton, or any other member of the executive leadership team, and, in the case of each of the foregoing, any of their respective successors.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, Governmental Authorization, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced, or entered by any Governmental Body.

“Material Adverse Effect” means any matter, event, circumstance, change, development, occurrence or state of facts (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on:

(a) the assets, liabilities, business, results of operations, finances or condition (financial or otherwise) of (i) the Company and/or (ii) the Company Entities, taken as a whole; or

(b) the ability of the Company to consummate the Contemplated Transactions or perform its obligations under this Agreement;

except that, solely in the case of clause (a), such Effect results from, arises out of, or is attributable to the following (either alone or in combination)

(i) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate,

(ii) national or international political or social conditions, including the engagement by any Governmental Body in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber, or terrorist attack upon any Governmental Body,

(iii) any fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Body), viral outbreak, or any quarantine or trade restrictions or travel restrictions, or guidelines of any Governmental Body related thereto,

(iv) financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, and (C) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement),

(v) (A) the taking of any action required by this Agreement or at the request of the Commitment Parties, (B) the failure to take any action if such action is prohibited by this Agreement or the RSA, or (C) the negotiation, announcement, or pendency of this Agreement or the transactions contemplated hereby or the identity, nature, or ownership of any of the Commitment Parties, including the impact thereof on the relationships, contractual, or otherwise, of the business of the Company or any of its Subsidiaries with employees, customers, lessors, suppliers, vendors, or other commercial partners,

(vi) changes in GAAP,

(vii) to the extent directly related to any action taken by any Commitment Party or its Affiliates in breach of this Agreement,

(viii) the matters set forth on the Company Disclosure Schedules or the Disclosure Statement, or

(ix) the commencement or pendency of the Chapter 11 Case;

provided, however, that with respect to clauses (i)–(v), such Effects will not be excluded to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries and/or geographies in which the Company and its Subsidiaries operate.

“Material Contract” means (a) all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party, (b) any Contract that may reasonably be expected to result in aggregate revenues to the Company or any of its Subsidiaries in an amount greater than or equal to $5,000,000 during the current or subsequent fiscal year, (c) any Contract that may reasonably be expected to result in aggregate payments by the Company or any of its Subsidiaries to the counterparty of such agreement in an amount greater than or equal to $5,000,000 during the current fiscal year, (d) a Contract with a Related Party, other than obligations to pay fees to any director of any Company Entity in connection with the performance of his or her service as a director of such Company Entity, and (e) a written commitment to enter into any Contract of the type described in clauses (a)–(d) of this definition.

“New Shareholders Agreement” means any agreement entered into by holders of Reorganized Common Equity governing the rights and obligations with respect to the Reorganized Common Equity.

“Non-Defaulting Commitment Party” means a Commitment Party that is not a Defaulting Commitment Party.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination, or award made, issued or entered by the Bankruptcy Court or any other Governmental Body, whether preliminary, interlocutory, or final.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company and the other Company Entities, consistent with past practices, including as to timing and amount, and in compliance with all applicable Laws.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Owner” has the meaning given to such term in the definition of “Subsidiary”.

“Permitted Encumbrances” means (a) Encumbrances for utilities and current Taxes not yet due and payable, Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records, or Taxes that are due but may not be paid as a result of the commencement of the Chapter 11 Case, (b) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Case and do not result from a breach, default or violation by a Company Entity of any Contract or Law, (c) any obligations, liabilities or duties created by this Agreement or any of the other Definitive Documents, and (d) solely for purposes of the representations and warranties set forth in Section 3 that are made prior to the Plan Effective Date (and excluding from this clause (f), the representations and warranties set forth in Section 3 that are made at the Plan Effective Date), Encumbrances that will be removed by operation of the Confirmation Order or the Plan.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, or a Governmental Body.

“Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, (ii) any information which would qualify as “personally identifiable” information as applied by the Federal Trade Commission, (iii) “Protected Health Information,” as defined by HIPAA, (iv) “personal data,” “personal information,” or any other equivalent term as defined by GDPR or other applicable law, and (v) any other information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation.

“Plan Equity Value” means $70,000,000.

“Proceeding” means any action, claim, complaint, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation, or other proceeding of any nature of or before any arbitrator or Governmental Body, whether civil, criminal, administrative, or otherwise, direct or derivative, in Law or in equity.

“Purchase Price” means $7.55, the price for each Rights Offering Security issued pursuant to the Rights Offering, which is at a 35% discount to the Plan Equity Value plus the Rights Offering Amount and the Direct Allocation Amount.

“Qualified Institutional Buyer” shall have the meaning given to it in Rule 144A of the Securities Act.

“Real Property” means, collectively, all right, title, and interest in and to any and all parcels of or interests in real property owned in fee simple or leased by the Company Entities, set forth hereto as Schedule 3.22, together with all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Related Fund” means, with respect to any Person, any fund, account, or investment vehicle that is controlled or managed by (i) such Person, (ii) an Affiliate of such Person, or (iii) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor, or subadvisor.

“Related Person” means, with respect to any Person, such Person’s current and former Affiliates, members, partners, controlling persons, subsidiaries, officers, directors, managers, principals, employees, agents, managed funds, advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals, together with their respective successors and assigns.

“Release” means any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Substances).

“Representatives” means, with respect to any Person, the employees, officers, directors, officers, members, managers, partners, general partners, agents, employees, investment bankers, accountants, attorneys, advisors and other representatives of such Person.

“Requisite Commitment Parties” means, as of any time of determination, Non-Defaulting Commitment Parties as of such time whose aggregate Backstop Commitment Percentages and Direct Allocation Commitment Percentages constitute more than 50% of the aggregate Backstop Commitment Percentages and Direct Allocation Commitment Percentages of all Non-Defaulting Commitment Parties as of such time.

“Rights Offering Agent” means Kurtzman Carson Consultant, LLC d/b/a Verita Global.

“Rights Offering Participants” means each holder of Allowed Senior Notes Claims.

“Rights Offering Procedures” means the procedures governing the Rights Offering, which shall be in form and substance acceptable to the Requisite Commitment Parties and the Company and shall provide, among other things, that any Rights Offering Participant must return its subscription form to the Rights Offering Agent no later than the Subscription Form and Funding Deadline in order to exercise its Subscription Rights.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Specified Issuances” means, collectively, (a) the issuance by the Company of shares of Reorganized Common Equity to the holders of Allowed Senior Notes Claims pursuant to the Plan, (b) the issuance by the Company of Subscription Rights to the Rights Offering Participants pursuant to the Plan and the Rights Offering Procedures, (c) the issuance and sale of the Rights Offering Securities to the Rights Offering Participants upon exercise of Subscription Rights in the Rights Offering, (d) the issuance by the Company of the Reorganized Common Equity in respect of the Put Option Premium to the Commitment Parties (or their respective designees) pursuant to this Agreement and the Plan, (e) the issuance and sale by the Company of the Direct Allocation Shares to the Commitment Parties (or their respective designees) pursuant to this Agreement, (f) the issuance and sale by the Company of the Backstop Commitment Securities to the Commitment Parties (or their respective designees) pursuant to this Agreement, and (g) the issuance by the Company of the Cash-Out Issued Equity to the Backstop Parties (or their respective designees) pursuant to this Agreement and the Plan.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Subscription Agent” means one or more financial or other institutions, in each case acceptable to the Requisite Commitment Parties and reasonably acceptable to the Company.

“Subscription Form and Funding Deadline” means the date that is thirty-five (35) days after the Petition Date, or otherwise has the meaning given to such term in the Rights Offering Procedures.

“Tax” means any and all taxes of any kind whatsoever, including all non-U.S., U.S. federal, state, county, or local income, sales and use, excise, franchise, ad valorem, value added, real and personal property, gross income, gross receipt, capital stock, production, license, estimated, environmental, excise, business and occupation, disability, employment, payroll, severance, withholding or all other taxes or assessments, fees, duties, levies, customs, tariffs, imposts, obligations and charges of the same or similar nature of the foregoing, including all interest, additions, surcharges, fees or penalties related thereto.

“Tax Return” means a report, return, disclosures, estimates, statements, claim for refund, amended return, election, combined, consolidated, unitary, or similar return, or other information filed or required to be filed with a Taxing Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration or collection of any Tax.

“Unallocated Securities” means, collectively, (a) any Rights Offering Securities that holders of Allowed Senior Notes Claims could have purchased, but did not purchase, by not validly subscribing for such Rights Offering Securities in the Rights Offering by the Subscription Form and Funding Deadline in accordance with the Rights Offering Procedures, and (b) any Rights Offering Securities that are not subscribed for and purchased in the Rights Offering on account of any rounding down of fractional Rights Offering Securities.

14.3. Index of Certain Defined Terms.

Actions	45
Aggregate Backstop Purchase Price	5
Aggregate Direct Allocation Purchase Price	5
Aggregate Direct Allocation Shares	2

Aggregate Rights Offering Purchase Price	5
Agreement	1
AML Laws	16
Backstop Certificate	5

Backstop Commitment Securities	4
Backstop Commitments	4
Backstop Parties	1
Backstop Party	1
Backstop Premium	8
Backstop Securities	7
Bankruptcy Code	1
Bankruptcy Court	1
Benefit Plans	26
Cash-Out Backstop Commitments	4
Cash-Out Funding	5
Cash-Out Issued Equity	3
Cash-Out Offering	2
Cash-Out Price	2
Cash-Out Put Option	5
Cash-Out Rights	2
Cash-Out Securities	2
Chapter 11 Case	1
Closing	9
Commitment Parties	1
Commitment Party	1
Commitment Party RSA Covenants	35
Common Equity Convenience Buyout Cap	2
Company	1
Company Disclosure Schedule	10
Company Disclosure Supplement	10
Company IP Rights	25
Company IT Systems	26
Company RSA Covenants	35
Company SEC Documents	18
Debtor	1
Default Securities	6
Defaulting Commitment Party	6
Deposit Deadline	5
Direct Allocation Amount	1
Direct Allocation Commitments	3
Direct Allocation Parties	1
Direct Allocation Party	1

Direct Allocation Premium	8
Direct Allocation Purchase Price	1
Direct Allocation Shares	1
Effect	58
e-mail	48
Enforceability Exceptions	16
Environmental Permits	25
ERISA Affiliate	27
Exchange Act	18
Execution Date	1
Financial Statements	17
Foreign Plan	28
Funding Default	6
Funding Default Notice	6
Indemnified Party	44
Indemnifying Parties	44
Indemnifying Party	44
Insurance Policies	24
Licenses and Permits	15
Losses	44
Most Recent Balance Sheet	17
No Recourse Party	53
Petition Date	1
Put Option	5
Put Option Premium	8
Rights Offering	1
Rights Offering Amount	1
Rights Offering Commitments	3
Rights Offering Securities	1
RO Backstop Commitments	4
RO Put Option	4
RSA	1
Schedule	10
Sold Cash-Out Securities	2
Subscription Rights	1
Substitute Purchaser	6
Total Offering Amount	2
Unsubscribed Securities	2

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:

Cutera, Inc.

By:	/s/ Taylor Harris
	Name:	Taylor Harris
	Title:	Chief Executive Officer

[Signature Page to Backstop Commitment Agreement]

COMMITMENT PARTIES:

[ ]

By:
Name:
Title:

[Signature Page to Backstop Commitment Agreement]

DIRECT ALLOCATION PARTIES:

[ ]

By:
Name:
Title:

[Signature Page to Backstop Commitment Agreement]

SCHEDULE 1

BACKSTOP PARTIES; RIGHTS OFFERING COMMITMENT; BACKSTOP COMMITMENT; BACKSTOP PREMIUM

[ON FILE WITH THE COMPANY]

SCHEDULE 2

DIRECT ALLOCATION PARTIES; DIRECT ALLOCATION COMMITMENT; DIRECT ALLOCATION PREMIUM

[ON FILE WITH THE COMPANY]